EXHIBIT 2.1

 PURCHASE AND ASSUMPTION AGREEMENT

BY AND AMONG

THREE RIVERS FEDERAL CREDIT UNION,

WEST END BANK, S.B.,

AND

WEST END INDIANA BANCSHARES, INC.

(SOLELY FOR PURPOSES OF THE SECTIONS IDENTIFIED HEREIN)

July 31, 2019

Section 12.13 Disclosure Schedules	52
Section 12.14 Knowledge	52
Section 12.15 Survival	52
Section 12.16 Transfer Charges and Assessments	52
Section 12.17 Time of the Essence	52
Section 12.18 Specific Performance	52

EXHIBITS AND SCHEDULES (TO BE UPDATED)

Exhibit A	Allowance for Loan Loss Summary
Exhibit B	Contracts
Exhibit C	Fixed Assets
Exhibit D	WEB Real Estate
Exhibit E	Liquid Assets
Exhibit F	Loans
Exhibit 2.01(c)	Retained Cash
Exhibit 2.02(A)	Assignment and Assumption Agreement
Exhibit 3.02(A)	Bill of Sale and Assignment
Exhibit 3.10	Retirement Account Transfer Agreement
Exhibit 5.13(B)	Deposits
Exhibit 9.02(D)(13)	Limited Power of Attorney

PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (“Agreement”) is made and entered into as of this 31st day of July, 2019, by and among WEST END INDIANA BANCSHARES, INC. (“Holding Company”), a Maryland corporation and registered savings and loan holding company, its wholly-owned subsidiary, WEST END BANK, S.B. (“Seller”), an Indiana state-chartered stock savings bank, and Three RIVERS FEDERAL CREDIT UNION (“Buyer”), a federally chartered credit union. Holding Company is a signatory to the Agreement solely for the purpose of providing the covenants and other agreements set forth in Sections 7.02 and 11.11.

RECITALS

WHEREAS, the board of directors of Seller has declared it advisable and in the best interest of Seller and its sole shareholder to sell substantially all of Seller’s assets and liabilities;

WHEREAS, applicable provisions of the Indiana Financial Institutions Act allow Seller to dissolve and surrender its banking charter after transferring substantially all of its assets and liabilities to Buyer;

WHEREAS, the board of directors of Holding Company has declared it advisable and in the best interest of Holding Company and its shareholders for Seller to sell substantially all of its assets and transfer substantially all of its liabilities to Buyer;

WHEREAS, Buyer desires to acquire substantially all of the assets and assume substantially all of the liabilities of Seller; and

WHEREAS, following the consummation of the Transactions, and upon satisfaction of all of its debts and other obligations, Seller will wind up its business and surrender its banking charter, the resulting entity will liquidate and dissolve and distribute all of its remaining assets to Holding Company, and thereafter, Holding Company will, upon satisfaction of all of its debts and obligations, liquidate, dissolve and distribute all of its assets to the shareholders of Holding Company.

NOW THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained, the parties, intending to be bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms have the definitions indicated:

“Account Loans” are those savings account loans and NOW, checking and other transaction account lines of credit associated with Deposits which consist of (i) all account loans secured solely by Deposits, if any, and (ii) any overdraft, checking balances or checking account line of credit loan balances, if any.

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“Accounts Receivable” means all accounts receivable reflected on Seller’s books and records as of the close of business on the Closing Date.

“Accrued Interest” on any Loans and Liquid Assets means interest that is accrued but not credited through the close of business on the Closing Date and on Deposits and FHLB advances means interest that is accrued but unposted through the close of business on the Closing Date.

“ACH Items” means automated clearing house debits and credits including social security payments, federal recurring payments, and other payments debited and/or credited to or from Deposit accounts.

“Acquisition Proposal” has the meaning set forth in Section 7.07.

“Adjusted Book Value” shall mean Seller’s common equity tier 1 capital before adjustments and deductions, as would be reported on line 5 of Schedule RC-R a moment before Closing, adjusted to eliminate the effect of accumulated other comprehensive income as would be reported on line 3 of Schedule RC-R.

“Affiliate” of a Party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by, or under common control with that Party.

“Allowance” means the specific and general reserves applicable to the Loans as determined by Seller in accordance with applicable regulatory standards and GAAP. Such Allowance as of March 31, 2019, including the methodology underlying the calculation, is set forth on the Allowance for Loan and Lease Loss Summary attached hereto as Exhibit A.

“Alternative Structure” has the meaning set forth in Section 3.12.

“Articles” has the meaning set forth in Section 5.02.

“Assets” means the Liquid Assets, WEB Real Estate, OREO, Fixed Assets, the Loans, the Loan Documents, the Accounts Receivable, the Contracts, the Cash on Hand, the Records, the Safe Deposit Boxes, the Bank Accounts, the Prepaid Expenses, the Other Assets, the Routing and Telephone Numbers, and repossessed collateral, but specifically excluding the Excluded Assets. For the sake of clarity, and avoidance of doubt, Assets do not include any assets owned by Holding Company and not owned by the Seller.

“Auto Receivable” means a loan or installment sale contract arising from the purchase of, and secured by, an automobile, light-duty vehicle, all-terrain vehicle, boat or motorcycle.

“Bank Accounts” means all of Seller’s deposit accounts, including, without limitation, those for payroll and cashier’s checks.

“Bonus Plan” has the meaning set forth in Section 7.06(o).

“Book Value” means the total consolidated shareholders’ equity of Seller estimated as of the Closing Date, calculated in accordance with GAAP and in accordance with applicatory regulatory requirements.

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 “Breach Notice” has the meaning set forth in Section 10.01(b).

“Business Day” means any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a federal holiday generally recognized by Indiana savings banks.

“Business Loan” means a term or revolving Loan to a commercial enterprise secured by personal property or a mixture of real and personal property, or unsecured.

“Buyer” has the meaning assigned in the introductory paragraph of this Agreement.

“Cash on Hand” means all petty cash, vault cash, ATM cash and teller cash.

“Closing” and “Closing Date” shall have the meanings assigned to them in Section 4.01 of the Agreement.

“Closing Balance Sheet” has the meaning set forth in Section 2.02(f).

“Code” has the meaning set forth in Section 5.17(a).

“COBRA” has the meaning set forth in Section 8.01(b).

“Commercial Mortgage Loan” means a Loan secured by a Mortgage on real property used for commercial purposes, including five- or greater unit residential real property.

“Construction Loan” means a Loan, the proceeds of which are intended to be used substantially to finance the construction of improvements on real property.

“Contracts” means the service and maintenance agreements, leases of personal and real property, and any other agreements, licenses and permits to which Seller is a party (including contracts relating to the Safe Deposit Boxes); provided, however, that, for purposes of clarification only, such contracts shall not include (1) any “employee benefit plans” as defined in Section 3(3) of ERISA maintained, administered or contributed to or by Seller, or (2) any employment agreements or change in control agreements to which Seller is a party, (collectively, the “Excluded Contracts”). Except as otherwise provided herein, all Excluded Contracts shall be retained by Seller and Buyer assumes no responsibility or liability with respect thereto. All of the material Contracts of Seller are listed on Exhibit B hereto.

“Deposit or Deposits” means a deposit or deposits as defined in Section 3(l)(1) of the Federal Deposit Insurance Act (“FDIA”) as amended, 12 U.S.C. Section 1813(l)(1), including without limitation the aggregate balances of all savings accounts with positive balances, accounts accessible by negotiable orders of withdrawal (“NOW” accounts), other demand instruments, Retirement Accounts, and all other accounts and deposits, together with Accrued Interest thereon, if any.

“Disclosure Schedule” has the meaning set forth in the first paragraph of Article V.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

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“Employee Pension Benefit Plan” means as defined in ERISA Section 3(2).

“Employee Welfare Benefit Plan” means as defined in ERISA Section 3(1).

“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements, leases, and other restrictions of any kind whatsoever.

“Environmental Laws” has the meaning set forth in Section 5.18(a).

“Environmental Problem” has the meaning set forth in Section 7.10.

“Environmental Remedial Cost” has the meaning set forth in Section 7.10.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP” has the meaning set forth in Section 11.10.

“Excluded Assets” has the meaning set forth in Section 2.01(c).

“Excluded Contracts” has the meaning set forth in the definition of “Contracts” in Section 1.01.

“Excluded Liabilities” has the meaning set forth in Section 2.02(f).

“Fair Market Value” means as to the Liquid Assets of Seller, the market prices of those bonds and securities as reasonably determined and agreed to by Seller and Buyer as of the Closing Date.

“FDIC” means the Federal Deposit Insurance Corporation.

“Fee” has the meaning assigned in Section 10.03.

“FHLB” means the Federal Home Loan Bank of Indianapolis.

“Fixed Assets” means all furniture, equipment, trade fixtures, ATMs, office supplies, sales material, and all other tangible personal property owned or leased by Seller, located in or upon one of Seller’s branch offices, loan production offices, or used in Seller’s business, and described on Exhibit C hereto, which includes the depreciated book value of those Fixed Assets as of May 31, 2019.

“Former Seller Employee” has the meaning set forth in Section 8.01(f).

“GAAP” means generally accepted accounting principles consistently applied by Seller.

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“General Exceptions” has the meaning set forth in Section 5.01.

“Governmental Authority” means the Regulators, any court, and any other administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“HIPAA” has the meaning set forth in Section 8.01(b).

“Home Equity Loan” means a closed-end or revolving Residential Mortgage Loan secured by a Mortgage with no lower priority than a second mortgage priority on the applicable Mortgaged Property.

“IDFI” means the Indiana Department of Financial Institutions.

“IRA” means Individual Retirement Account.

“IRS” means Internal Revenue Service.

“Knowledge” and the phrases “to the Knowledge” or “to the best Knowledge” are defined so that, when any statement in this Agreement or in any list, certificate or other document delivered pursuant to this Agreement to any party hereto is made “to the Knowledge” or “to the best Knowledge” of Seller or Holding Company, such Knowledge shall mean facts and other information that are known or should have been known after due inquiry by (a) the executive officers of the Seller and (b) the executive officers of the Buyer, as applicable.

“Liabilities” means the liabilities defined in Section 2.02 hereof.

“Liquid Assets” means all bonds and other investment securities (including FHLB stock) owned by Seller on the Closing Date, together with Accrued Interest thereon, if any, and including any amounts due to or from brokers or custodians. A list of such bonds and investment securities owned as of May 31, 2019 (including the book value and market value thereof), is set forth in Exhibit E hereto.

“Liquidation Accounts” has the meaning set forth in Section 11.11 hereof.

“Liquidation Account Closing Value” has the meaning set forth in Section 11.11 hereof.

“Liquidation Account Participants” has the meaning set forth in Section 11.11 hereof.

“Liquidation Account Value” has the meaning set forth in Section 11.11 hereof.

“Loan Debtor” and “Loan Debtors” means an obligor or guarantor, including a third party pledgor, with respect to the Loan Documents relating to a Loan.

“Loan Documents” means, with respect to each Loan, the constituent documents relating thereto, including, without limitation, the loan application, appraisal report, title insurance policy, promissory note, deed of trust, loan agreement, security agreement, and guarantee, if any.

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“Loan” and “Loans” means all the loans owned by Seller, each of which is either an Account Loan, a Construction Loan, a Residential Mortgage Loan, a Commercial Mortgage Loan, an Auto Receivable, a Business Loan or an Unsecured Loan, net of the Allowance maintained by Seller with respect to the Loans, any deferred fees or costs with respect to the Loans, including any unposted or in transit loan credits or debits, and all retained rights of Seller to service previously originated and sold Loans, including any Loans that have been charged off in full against the Allowance prior to the Closing Date. The Loans as of March 31, 2019, are described more fully in Exhibit F hereto.

“Material Adverse Effect” has the meaning set forth in Section 5.04 hereof.

“Maximum Amount” has the meaning set forth in Section 8.04(b) hereof.

“Mortgage” means a mortgage or deed of trust encumbering real property and, if applicable, fixtures and securing the obligations of a Loan Debtor with respect to a Loan.

“Mortgaged Property” means real property encumbered by a Mortgage.

“Multiemployer Plan” means as defined in ERISA Section 3(37).

“NCUA” means the National Credit Union Administration.

“OCC” means the Office of the Comptroller of the Currency.

“OREO” means other real estate owned, as such real estate is classified on the books of Seller.

“Other Assets” means all assets of Seller at the close of business on the Closing Date not otherwise enumerated herein other than the Excluded Assets.

“Other Liabilities” means all obligations and liabilities of Seller, and all claims, demands, and causes of action against Seller, in each case whether or not known, whether liquidated or unliquidated, whether absolute or contingent, and whether asserted or unasserted, other than the Excluded Liabilities.

“Party” means any of Buyer or Seller.

“Pentegra Plan” has the meaning set forth in Section 2.02(e).

“Permitted Encumbrances” has the meaning set forth in Section 5.05

“Prepaid Expenses” means the prepaid expenses recorded or reflected on the books of Seller at the close of business on the Closing Date (including, without limitation, prepaid FDIC deposit premiums relating to the Deposits).

“Purchase Price” has the meaning set forth in Section 2.01(b) hereof.

“Purchase Price Allocation” has the meaning set forth in Section 3.11.

“Real Estate” means the WEB Real Estate and the OREO.

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“Records” means (i) all open records and original documents relating to the Loans, Safe Deposit Boxes, the Bank Accounts, the Other Assets, or the Deposits; and (ii) an account history of all accounts related to Deposits, Loans, Cash on Hand, Liquid Assets, the Bank Accounts, and Safe Deposit Boxes. Records includes but is not limited to signature cards, customer cards, customer statements, legal files, pending files, all open account agreements, Retirement Account agreements, Safe Deposit Box records, and computer records.

“Recurring Debit” means payments made directly from a Deposit account to a third party on a regularly scheduled basis pursuant to arrangements between the owner of the account and the third party receiving the payments directly.

“Regulators” means FDIC, NCUA, and IDFI, as applicable.

“Residential Mortgage Loan” means a Loan secured by a Mortgage on one-to four-unit residential real estate.

“Retained Cash” means Cash on Hand or in Bank Accounts to be retained by Seller after Closing in the amount of the sum of (i) the difference (which shall not be less than zero) of $75,000 minus the amounts paid by Seller prior to Closing attributable to (A) third party costs and expenses incurred post-Closing, and (B) the preparation of Seller’s final income tax returns, (ii) up to $6.0 million to pay the Liquidation Account Closing Value to Liquidation Account Participants if not fully paid or placed in an escrow account at or prior to Closing pursuant to Section 11.11, (iii) the amount of any Severance Payments (including all related payroll taxes) pursuant to Section 8.01(g) if such payments have not been paid prior to or at Closing, (iv) up to $4.0 million to pay for the tax effects of the Transactions pursuant to the terms of Sections 2.01(b) and 11.09, (v) the amount of the fee to be paid to Keefe, Bruyette & Woods, Inc. for investment banking services, if such payment has not been made prior to Closing, and (vi) the amount of any payment of benefits under any equity incentive plan, including outstanding equity awards under the 2013 Equity Incentive Plan, deferred compensation or supplemental retirement agreements to the extentp such payments have not been paid prior to or at Closing. For the avoidance of doubt, in no event will any amounts paid by Seller at or prior to Closing and added back to equity for purposes of the Seller’s Adjusted Closing Equity calculation pursuant to section 9.02(g) also be included as Retained Cash.

“Retirement Accounts” means any Deposit account, generally known as IRAs, Keoghs or SEPs, maintained by a customer for the stated purpose of the accumulation of funds to be drawn upon at retirement.

“Return Items” has the meaning set forth in Section 5.13(b)(1).

“Routing and Telephone Numbers” means the routing number 274970814 of Seller used in connection with Deposits, upon approval from the Board of Governors of the Federal Reserve System (“FRB”) of the transfer of this number to Buyer under the name “Three Rivers Federal Credit Union,” and the telephone and facsimile numbers associated with Seller.

“Safe Deposit Boxes” means all right, title and interest of Seller in and to any safe deposit business conducted through one of Seller’s branches as of the close of business on the Closing Date.

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“Schedule RC-R” has the meaning set forth in Section 9.02(g).

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Account” means an account to be established prior to Closing at Buyer in the name and for the benefit of Seller.

“Seller’s Adjusted Closing Equity” has the meaning set forth in Section 9.02(g).

“Severance Payment” means any payment made by Seller set forth in Section 8.01(g) to Seller employees who are not retained by Buyer at the Closing.

“Special Bank Dividend” means a cash dividend to be paid by Seller to Holding Company immediately prior to the Closing Date, equal to the amount that the Adjusted Book Value exceeds $30,000,000.

“Special Meeting” means the special meeting of the shareholders of Holding Company held for the purpose of voting on this Agreement and consummation of the Transactions.

“Superior Proposal” has the meaning set forth in Section 10.01(e).

“Taxpayer Information” has the meaning set forth in Section 11.08.

“Termination Expense” means all expenses paid by Seller in connection with the termination of the following agreements and services: (i) the Master Agreement between D+H USA Corporation and Seller, dated September 28, 2017, and all amendments, addenda, exhibits and schedules thereto, for the services provided thereunder (the “Finastra Agreement”); (ii) the Master Services Agreement between Digital Insight Corporation and Seller, dated April 30, 2015, and all amendments, addenda, exhibits and schedules thereto, for the services provided thereunder (the “Digital Insight Agreement”); and (iii) the Master Network Services Agreement between Seller and U.S. Bank National Association, doing business as Elan Financial Services, dated August 10, 2016, and all amendments, addenda, exhibits and schedules thereto, for the services provided thereunder (the “Elan Agreement”). For the avoidance of doubt, the Finastra Agreement, the Digital Insight Agreement and the Elan Agreement are not Excluded Contracts, and none of the expenses or other liabilities under the Finastra Agreement, the Digital Insight Agreement or the Elan Agreement are Excluded Liabilities.

“TIN” means Taxpayer Identification Number.

“Transactions” means the purchase and transfer of the Assets and assumption of the Liabilities contemplated by Articles II and III, the dissolution and liquidation of the Seller and the distribution of its assets to Holding Company (through one or more steps as may be determined by the Seller and the Holding Company); provided, however, that the Transactions may be effected pursuant to any Alternative Structure as provided in Section 3.14.

“Transaction Expenses” has the meaning set forth in Section 9.02(g).

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“Unfunded Commitment” means the commitment entered into of Seller to fund additional advances under any Loan, or under any new unfunded Loan commitment on or after the Closing Date.

“Unsecured Loan” means a loan which is not secured by assets of the Loan Debtor or Loan Debtors or any third party.

“WEB Real Estate” means the real estate, buildings and fixtures owned by Seller as of the date hereof described in Exhibit D attached hereto.

“Withholding Obligations” has the meaning set forth in Section 11.03.

ARTICLE II
TERMS OF PURCHASE

Section 2.01 Assets.

(a)       Purchase and Sale. At the Closing and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, and transfer to Buyer and Buyer shall purchase and acquire from Seller all of Seller’s right, title, and interest in and to the Assets, after giving effect to the Special Bank Dividend.

(b)       Purchase Price. In consideration for the Assets acquired by Buyer under the Agreement, Buyer shall assume the Liabilities (other than the Excluded Liabilities) and pay in cash to Seller at Closing an amount equal to Forty-Three Million Two Hundred Fifty-Three Thousand Six Hundred Dollars and No/100 ($43,253,600.00), subject to any adjustments contemplated by this Agreement (“Purchase Price”). In addition to the Purchase Price, Seller shall utilize Retained Cash for the tax effects of the Transactions as well as the dissolution and liquidation of Holding Company and distribution of its net assets to Holding Company’s shareholders, pursuant to the terms of Section 11.09.

(c)       Excluded Assets. It is understood and agreed that Seller shall retain, and Buyer shall not acquire, any right or interest in any of the following assets of Seller (the “Excluded Assets”): (i) deferred tax assets on the financial books and records of Seller, (ii) the Retained Cash in the amount to be indicated in the accounting presented by Seller to Buyer in the form set forth in Exhibit 2.01(c) hereto, (iii) all tax refunds, if any, (iv) claims, demands, and causes of action by Seller against directors, officers and employees of Seller relating to their acts or omissions occurring on or prior to the Closing Date, (v) all books and records related to Seller’s income taxes, and (vi) any assets owned by Holding Company and not owned by the Seller, including, but not limited to, cash, including all funds of the Holding Company in deposit accounts with the Seller, the ESOP note receivable, accrued interest on the ESOP note receivable and all net deferred tax assets.

Section 2.02 Liabilities. Subject to the terms and conditions of this Agreement, Buyer, on the Closing Date, shall assume and agree to pay, discharge and perform when lawfully due, the following obligations, debts and liabilities of Seller (the “Liabilities”).

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(a)       Deposits and Contracts. Each liability for the payment and performance of Seller’s obligations on the Deposits and the Contracts in accordance with the terms of such Deposits and Contracts in effect on the Closing Date, pursuant to the form of Assignment and Assumption Agreement attached to this Agreement as Exhibit 2.02(A);

(b)       Assumption of Loans. All obligations and duties of Seller under and pursuant to the Loan Documents as of the Closing Date, including, without limitation, the obligation to fund Unfunded Commitments, pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A);

(c)       FHLB Advances. All obligations of Seller relating to advances from the FHLB, pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A); and

(d)       Other Liabilities. All obligations of Seller with respect to the Other Liabilities, pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A).

(e)       Defined Benefit Pension Plan. All obligations of Seller with respect to the Pentegra Defined Benefit Plan for Financial Institutions, a multi-employer pension plan, which was frozen in 2012 (the “Pentegra Plan”).

(f)       Excluded Liabilities. It is understood and agreed that Buyer shall not assume or be liable for (1) any costs and expenses of Seller relating to the negotiation or consummation of the Transactions, including the winding up, liquidation and dissolution of Seller and the preparation and filing of Seller’s final income tax returns, including without limitation, fees and expenses of counsel, accountants or investment bankers for services performed after Closing, (2) any federal, state, county or local income taxes of Seller, except as provided by Section 11.09, (3) any liabilities of Seller for federal, state, county or local income taxes on the Purchase Price, or (4) any liability or obligation of Seller under the Excluded Contracts, which are listed on Exhibit B hereto (collectively, the “Excluded Liabilities”). Notwithstanding the foregoing, the parties agree that Buyer shall assume and be liable for the Pentegra Plan and be considered a “successor employer” for employment tax purposes and that Buyer shall assume responsibility for filing all 2019 employment tax returns (including for any activity in “pre-Closing” periods);

(g)       Other Debt Obligations or Liabilities Assumed. It is understood and agreed that, except for the Excluded Liabilities, Buyer shall assume and be liable for any and all of the debts, obligations, liabilities of, and claims, demands and causes of action against, Seller of any kind and nature whatsoever.

Section 2.03 Minimum Book Value. Five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a balance sheet for Seller, estimated as of the Closing Date, reflecting Seller’s good faith estimate of the accounts of Seller as of the Closing Date (which, for the avoidance of doubt, shall include net income estimated to be earned by Seller, if applicable, through and including the Closing Date), prepared in conformity with past practices and policies of Seller, and in accordance with GAAP to the extent applicable (the “Closing Balance Sheet”).

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ARTICLE III
TRANSFER OF ASSETS

Subject to the terms and conditions of this Agreement, on and as of the Closing Date, Seller shall assign, transfer, convey and deliver to Buyer, as described in Section 3.01 through Section 3.10 of this Article III:

Section 3.01 The Real Estate. All of Seller’s right, title and interest on the Closing Date in and to the Real Estate, together with all of Seller’s rights in and to all improvements thereon, and all easements associated therewith. Seller shall cause a corporate special warranty deed to be delivered to Buyer on the Closing Date with respect to the Real Estate. All Real Estate shall be delivered to Buyer free and clear of all Encumbrances (except taxes which are a lien but not yet payable and easements, rights-of-way, and other similar restrictions of record which do not have a Material Adverse Effect on Seller).

Section 3.02 Fixed Assets.

(a)       All of Seller’s right, title, and interest in and to the Fixed Assets free and clear of all Encumbrances other than rights of lessors under leases. Seller shall cause a Bill of Sale and Assignment of such property in the form of Exhibit 3.02(A) to be delivered to Buyer on the Closing Date to effect such transfer.

(b)       Exhibit C sets forth the Fixed Assets identifies each Fixed Asset with reasonable particularity, and describes any Encumbrances thereon. Seller hereby agrees that (i) the personal property to be delivered on the Closing Date shall be substantially the same as the personal property set forth on Exhibit C and owned by Seller, and (ii) it shall take all reasonable efforts to ensure that any personal property leased by Seller to be delivered on the Closing Date shall be substantially the same as any personal property set forth on Exhibit C and leased by Seller, ordinary wear and tear excepted in both instances, provided, that in the event of material damage to a Fixed Asset, Seller shall have the option to repair or replace such Fixed Asset at Seller’s sole cost and expense. Seller shall assign to Buyer any manufacturer or supplier warranty covering such Fixed Assets.

Section 3.03 Loans. All Loans (and related Loan Documents) as of the close of business on the Closing Date, as reflected on the books and records of Seller, including Accrued Interest thereon as of the close of business on the Closing Date, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit 2.02(A).

Section 3.04 Liquid Assets. All Liquid Assets shall be assigned to Buyer by Seller pursuant to a Bill of Sale and Assignment substantially in the form of Exhibit 3.02(B) as of the close of business on the Closing Date.

Section 3.05 Cash on Hand. All Cash on Hand less Retained Cash at all Seller locations including ATM machines as of the close of business on the Closing Date, pursuant to a Bill of Sale and Assignment substantially in the form of Exhibit 3.02(B).

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Section 3.06 Records and Routing and Telephone Numbers. All Records related to the Assets transferred or Liabilities assumed by Buyer hereunder and the Routing and Telephone Numbers as of the close of business on the Closing Date pursuant to a Bill of Sale and Assignment substantially in the form of Exhibit 3.02(B).

Section 3.07 Contracts and Bank Accounts. All of Seller’s right, title and interest at the close of business on the Closing Date in and to the Contracts and Bank Accounts less Retained Cash pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit 2.02(A).

Section 3.08 Accounts Receivable. All Accounts Receivable of Seller shall be transferred to Buyer pursuant to a Bill of Sale and Assignment substantially in the form of Exhibit 3.02(B).

Section 3.09 Safe Deposit Boxes and Other Assets. All of the Safe Deposit Boxes and Other Assets of Seller shall be transferred to Buyer pursuant to a Bill of Sale and Assignment substantially in the form of Exhibit 3.02(B).

Section 3.10 Retirement Accounts. With regard to each Retirement Account, all of Seller’s right, title and interest in and to the related plan or trustee arrangement, and in and to all assets held by Seller pursuant thereto, pursuant to a Retirement Account Transfer Agreement substantially in the form of Exhibit 3.10. Pursuant to the terms of such Retirement Account Transfer Agreement, Buyer agrees to assume all of the fiduciary and administrative relationships of Seller arising out of any Retirement Accounts assigned to Buyer pursuant to this Section 3.10, and with respect to such accounts, Buyer shall assume all of the obligations and duties of Seller as fiduciary and/or third party administrator and succeed to all such fiduciary and administrative relationships of Seller as fully and to the same extent as if Buyer had originally acquired, incurred or entered into such fiduciary relationships.

Section 3.11 Allocation. Buyer and Seller agree that the allocation of the Purchase Price will be made based on the relative Fair Market Value of the assets and liabilities acquired, as required by Section 1060 of the Internal Revenue Code of 1986, as amended, and agree to utilize such allocation for federal income tax purposes (the “Purchase Price Allocation”). The Parties shall start the process to complete the Purchase Price Allocation by no later than 30 days after the date of this Agreement. Such Purchase Price Allocation shall be mutually agreed to by Buyer and Seller prior to the Closing Date and will be consistently reflected by each Party on their federal income tax returns, if any, and similar documents, including, but not limited to, Internal Revenue Service Form 8594. No Party shall file any document or assert any position that conflicts or is inconsistent with such Purchase Price Allocation, and each Party agrees to inform the other promptly upon receipt of any communication from (or forwarding any communication to) the Internal Revenue Service relating to Form 8594. Each Party shall cooperate fully with the other in filing Form 8594.

Section 3.12 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing Date, the Parties may specify that the structure of the Transactions be revised and the parties shall enter into such alternative transactions, including a merger or mergers, as the Parties may reasonably determine to effect the purposes of this Agreement (an “Alternative Structure”); provided, however, that no Alternative Structure shall (i) decrease the price per share to be received by Holding Company stockholders as a result of the Transactions, (ii) change the tax consequences to the Parties to the Transactions , or (iii) materially impede or delay consummation of the Transactions . If the Parties elect to make such a revision, the Parties agree to execute appropriate documents to reflect the Alternative Structure.

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ARTICLE IV
CLOSING

Section 4.01 Closing Date. The consummation of the Transactions shall take place at a closing (“Closing”) to be held on a date mutually agreeable by the Parties; provided, if the Parties are unable to agree, the Closing shall be on the fifth (5th) Business Day or the first Friday, whichever is later, of the calendar month immediately following the fulfillment or waiver of all the terms and conditions contained in Article IX of this Agreement. The date on which the Closing is to be held is herein called the “Closing Date.” The Closing shall be deemed to occur at 11:59 p.m. Eastern time on the Closing Date, and Seller’s locations will close for business at 5:00 p.m. Eastern time on the Closing Date.

Section 4.02 Closing Payment. The cash amount owed to Seller by Buyer pursuant to Section 2.01(b) will be deposited by Buyer in the Seller Account in immediately available funds on the Closing Date.

Section 4.03 Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Buyer the documents set forth in Section 9.02(d) of this Agreement, and on the Closing Date, Seller shall deliver possession of the Assets to Buyer.

Section 4.04 Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Seller the documents set forth in Section 9.01(d) of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

On or prior to the date hereof, Seller has delivered to Buyer a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article V or to one or more of Seller’s covenants contained in Article VII.

Seller represents and warrants to Buyer, as follows:

Section 5.01 Organization and Authority. Seller is an Indiana state-chartered savings bank, validly existing, and in good standing (to the extent applicable) under the laws of Indiana with full power and authority to carry on its business as now being conducted and to own and operate the properties which it owns and/or operates. The execution, delivery, and performance by Seller of this Agreement is within its corporate power and have been duly authorized by all necessary corporate action on its part, subject to any required approvals of this Agreement and the Transactions by the Regulators; Holding Company as Seller’s sole shareholder; and the shareholders of Holding Company. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “General Exceptions”).

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Section 5.02 Conflicts; Consents; Defaults. Except as may be set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation of the Transactions will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by, any order, law, regulation, contract, instrument or commitment to which Seller is a party or by which it is bound, which breach or default would have a Material Adverse Effect on Seller, (ii) violate the articles of incorporation (the “Articles”) or bylaws of Seller, (iii) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit, license or agreement to which Seller is a party, or (iv) require the consent or approval of any other party to any material contract, instrument or commitment to which Seller is a party, in each case other than any required approvals of this Agreement and the Transactions by the Regulators; Holding Company, as Seller’s sole shareholder; and the shareholders of Holding Company.

Section 5.03 Financial Information. Except as set forth in the Disclosure Schedule, Seller’s balance sheet as of December 31, 2018, and related income statement for the year ended December 31, 2018, together with the notes thereto (collectively referred to herein as “Seller Financial Statements”), copies of which have been provided to Buyer, have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be disclosed therein, and in the case of interim statements, for the absence of footnotes and normal year-end adjustments) and fairly present, in all material respects, the consolidated results of operations and cash flows of Seller, as of the dates and for the periods indicated.

Section 5.04 Absence of Changes. Except as set forth in the Disclosure Schedule, no events or transactions have occurred since December 31, 2018, which have resulted in a Material Adverse Effect as to Seller. For purposes of this Agreement, “Material Adverse Effect”, with respect to Seller or Buyer, as applicable, means any change, event or effect that is both material and adverse to (1) the financial condition, results of operation, Assets or business of Seller or Buyer, as applicable, or (2) the ability of Seller or Buyer, as applicable, to perform its respective obligations under this Agreement, other than (A) the effects of any change attributable to or resulting from changes in political, economic or market conditions, laws, regulations or accounting guidelines applicable to depository institutions generally or in general levels of interest rates, (B) changed or proposed changes after the date hereof in applicable law, (C) any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, (D) changes or proposed changes after the date hereof in GAAP or authoritative interpretation thereof, (E) employee departures or terminations after announcement of this Agreement, (F) the issuance or compliance with any directive or order of any Regulator, or (G) actions or omissions taken by Seller or Buyer, as applicable, pursuant to the terms of this Agreement or with the written consent of Buyer, including expenses incurred by the Seller or Buyer, as applicable, in consummating the Transactions including, without limitation, any of the Transaction Expenses listed in Section 9.02(g).

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Section 5.05 Title to Real Estate. Except as may be disclosed in the Disclosure Schedule, Seller has good, marketable and insurable title, free and clear of Encumbrances (except taxes which are a lien but not yet payable and utility easements, rights-of-way, and other restrictions which do not have a Material Adverse Effect on Seller) (the “Permitted Encumbrances”) to the Real Estate; and to the Knowledge of Seller, the WEB Real Estate complies in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and to Seller’s Knowledge there are no condemnation proceedings pending or threatened with respect to the WEB Real Estate.

Section 5.06 Title to Assets Other Than Real Estate. Seller is the lawful owner of and has good and marketable title to the Loans, Liquid Assets, Cash on Hand, cash in the Bank Accounts, Prepaid Expenses, Accounts Receivable, Fixed Assets and Other Assets owned by Seller, free and clear of all Encumbrances other than the lien of the FHLB with respect to certain of the Loans and investment securities. Delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest in Buyer good and marketable title to any Loans, Fixed Assets, Liquid Assets, Cash on Hand, cash in the Bank Accounts, Prepaid Expenses, Accounts Receivable, Records and Other Assets owned by Seller, free and clear of all Encumbrances, other than any lien of the FHLB on the Loans and investment securities.

Section 5.07 Loans. Seller represents and warrants as to each Loan that, except as may be set forth in the Disclosure Schedule:

(a)       Seller is the sole owner and holder of the Loan and all servicing rights relating thereto. The Loan is not assigned or pledged (other than to the FHLB), and Seller has good and marketable title thereto. Seller has the full right, subject to no interest or participation of, or agreement with, any other party (other than to the FHLB), to sell and assign the Loan to Buyer, free and clear of any right, claim or interest of any person or entity (other than to the FHLB), and such sale and assignment to Buyer will not impair the enforceability of the Loan.

(b)       Except for any Unfunded Commitment, the full principal amount of the Loan has been advanced to the Loan Debtor, either by payment direct to him, her or it, or by payment made on his, her or its approval, and there is no requirement for future advances thereunder. The unpaid principal balance of each Loan and the amount of the Unfunded Commitment in each case as of March 31, 2019, is as stated on Exhibit F.

(c)       To Seller’s Knowledge, each of the Loan Documents is genuine, and each is the legal, valid and binding obligation of the maker thereof, subject to the General Exceptions. To the Knowledge of Seller, all parties to the Loan Documents had legal capacity to enter into the Loan Documents, and the Loan Documents have been duly and properly executed by such parties.

(d)       All federal, state and local laws and regulations affecting the origination, administration and servicing of the Loan prior to the Closing Date, including without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws, have been complied with in all material respects, except where the failure to do so would not have a Material Adverse Effect on Seller. Without limiting the generality of the foregoing, Seller has timely provided all disclosures, notices, estimates, statements and other documents required to be provided to the Loan Debtor under applicable law and has documented receipt of such disclosures, estimates, statements and other documents as required by law and Seller’s loan origination policies and procedures except where the failure to do so would not have a Material Adverse Effect on Seller.

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(e)       To Seller’s Knowledge, the Loan Debtor has no rights of rescission, setoff, counterclaims, or defenses to the Loan Documents, except such defenses arising by virtue of bankruptcy, creditors’ rights laws, and general principles of equity.

(f)       Except as set forth on Exhibit F, as of the date hereof, (i) no Loan is in default, nor, to Seller’s Knowledge, is there any event applicable to a Loan where with the giving of notice or the passage of time, would constitute a default; and (ii) no Loan is classified by Seller as substandard, doubtful, or loss or is on non-accrual status, pursuant to Seller’s policies and procedures.

(g)       Seller has not modified the Loan in any material respect or waived any material provision of or default under the Loan or the related Loan Documents, except in accordance with its loan administration policies and procedures. Any such modification or waiver is in writing and is contained in the Loan file.

(h)       Seller has taken all actions reasonably necessary to cause each Loan secured by personal property to be perfected by a security interest having first priority or such other priority as provided for in the relevant loan approval for such Loan.

(i)       To Seller’s Knowledge, the Loan Debtor is the owner of all collateral for the Loan, free and clear of any Encumbrance except for the security interest in favor of Seller and any other Encumbrance expressly permitted under the relevant loan approval.

Section 5.08 Residential and Commercial Mortgage Loans and Certain Business Loans. Except as set forth in the Disclosure Schedule, Seller represents and warrants as to each Residential Mortgage Loan, Commercial Mortgage Loan and Business Loan that is secured in whole or in part by a Mortgage that:

(a)       The Mortgage is a valid first lien on the Mortgaged Property securing the related Loan (or a subordinate lien if expressly permitted under the relevant loan approval report), and the Mortgaged Property is free and clear of all Encumbrances having priority over the first lien (or if a subordinate lien, such subordinate lien has priority over any other lien that is known to Seller and that is not identified in the relevant loan approval as having priority over the subordinate lien) of the Mortgage, except for Permitted Encumbrances, and, in the case of a Home Equity Loan or a Mortgage securing a guarantee of a Business Loan, the permitted lien of the senior mortgage or deed of trust.

(b)       To Seller’s Knowledge, the Mortgage contains customary provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.

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(c)       Except as set forth in the Loan file, all of which actions were taken in the ordinary course of business, Seller has not (i) satisfied, canceled, or subordinated the Loan in whole or in part; (ii) released the Mortgaged Property, in whole or in part, from the lien of the Loan; or (iii) executed any instrument of release, cancellation, modification, or satisfaction.

(d)       To Seller’s Knowledge, all real estate taxes, government assessments, insurance premiums, and municipal charges, and leasehold payments which previously became due and owing have been paid, or an escrow payment has been established in an amount sufficient to pay for every such item which remains unpaid. Except as set forth in the Loan file, if applicable, Seller has not advanced funds, or induced, solicited, or knowingly received any advance of funds by a party other than the Loan Debtor.

(e)       To Seller’s Knowledge, there is no proceeding pending for the total or partial condemnation of the Mortgaged Property and no Mortgaged Property is materially damaged by waste, earth movement, fire, flood, windstorm, earthquake, or other casualty.

(f)       To Seller’s Knowledge, the Mortgaged Property is free and clear of all mechanics’ liens or liens in the nature thereof, and no rights are outstanding that under law could give rise to any such lien.

(g)       To Seller’s Knowledge, all of the improvements which are included for the purpose of determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, except as allowed by Seller’s underwriting guidelines.

(h)       The Loan meets, or is exempt from, applicable state or federal laws, regulations and other material requirements pertaining to usury, and the Loan is not usurious.

(i)       Each Loan for which private mortgage insurance was required by Seller under its underwriting guidelines is insured by a licensed private mortgage insurance company; and, to the Knowledge of Seller, each such insurance policy is in full force and effect and all premiums due thereunder have been paid.

(j)       No claims have been made under any lender’s title insurance policy respecting any of the Mortgaged Property, and, to its Knowledge, Seller has not done, by act or omission, anything which would impair the coverage of any such lender’s title insurance policy.

(k)       To Seller’s Knowledge, there is in force for each Loan, a hazard insurance policy, including, to the extent required by applicable law, flood insurance, all such insurance policies contain a standard mortgagee clause naming Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. Where applicable, the Mortgage obligates the Loan Debtor thereunder to maintain the hazard insurance policy at the Loan Debtor’s cost and expense and, on the Loan Debtor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Loan Debtor’s cost and expense, and to seek reimbursement therefor from the Loan Debtor. Seller has not engaged in, and has no Knowledge of the Loan Debtor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either.

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(l)       As to each Residential Mortgage Loan, the Mortgaged Property consists of a one- to four-family, owner-occupied primary residence, second home or investment property.

(m)       Except for any Loan that only represents a participation interest, the Loan was originated and underwritten in the ordinary course of Seller’s business and by an authorized employee of Seller. Any Loan that only represents a participation interest was underwritten in the ordinary course of Seller’s business and by an authorized employee of Seller.

(n)       Neither (i) the information presented as factual concerning the income, employment, credit standing, purchase price and other terms of sale, payment history or source of funds submitted to Seller for the purpose of making the Loan, nor (ii) the information presented as factual in the appraisal with respect to the Mortgaged Property, contained, to Seller’s Knowledge, any material omission or misstatement or other material discrepancy at the time the information was obtained by Seller.

(o)       All appraisals have been ordered, performed and rendered in accordance with the requirements of the underwriting guidelines of Seller and in compliance, in all material respects, with all laws and regulations then in effect relating and applicable to the origination of Loans, which requirements include, without limitation, requirements as to appraiser independence, appraiser competency and training, appraiser licensing and certification, and the content and form of appraisals.

(p)       To Seller’s Knowledge, no Mortgaged Property is in violation of any Environmental Law.

(q)       None of the Commercial Mortgage Loans or Business Loans are intended to meet the guidelines or specifications of FNMA or FHLMC.

Section 5.09 Auto Receivables. Seller represents and warrants to Buyer as to any Auto Receivable that:

(a)       The Auto Receivable represents a bona fide sale or finance of the vehicle described therein to the vehicle purchaser or owner for the amount set forth therein.

(b)       The vehicle described in the Auto Receivable has been delivered to and accepted by the vehicle purchaser and such acceptance shall not have been revoked.

(c)       The security interest created by the Auto Receivable is a valid first lien in the motor vehicle covered by the Auto Receivable and all action that is reasonably necessary to be taken has been taken to create and perfect such lien in such motor vehicle to afford such lien first priority status.

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(d)       The down payment relating to the Auto Receivable has been paid in full by the vehicle purchaser in cash and/or trade as shown in such Auto Receivable, and no part of the down payment consisted of notes or postdated checks.

(e)       The statements made by the vehicle purchaser or owner and the information submitted by the vehicle purchaser or owner in connection with the Auto Receivable are true and complete to Seller’s Knowledge.

(f)       Each Auto Receivable complies, in all material respects, with all applicable provisions of laws and regulation which are applicable to the transaction represented by the Auto Receivable.

(g)       Seller has no Knowledge of any circumstances or conditions with respect to the Auto Receivable, the related vehicle, the vehicle purchaser or owner, or vehicle purchaser’s or owner’s credit standing that can reasonably be expected to materially adversely affect Seller’s security interest in the Auto Receivable

Section 5.10 Unsecured Loans. Except as set forth on Exhibit F, or as provided in the Disclosure Schedule or in the case of any Unsecured Loan of less than $1,000, no Unsecured Loan has been charged-off since March 31, 2019, under Seller’s normal procedures.

Section 5.11 Allowance. Except as set forth in the Disclosure Schedule, the Allowance shown on the Seller Financial Statements as of December 31, 2018, with respect to the Loans is as of such date adequate in the judgment of management and consistent with applicable regulatory standards and GAAP to provide for possible losses on items for which reserves were made.

Section 5.12 Investments. Except for investments pledged to secure Federal Home Loan Bank advances or public deposits or as otherwise set forth in the Disclosure Schedule, none of the investments reflected in the Seller Financial Statements as of March 31, 2019, and none of the investments made by Seller since March 31, 2019, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Seller to dispose freely of such investment at any time and each of such investments complies with regulatory requirements concerning such investments.

Section 5.13 Deposits.

(a)       Seller has made available (or will make available) to Buyer a true and complete copy of the account forms for all Deposits offered by Seller. Except as listed in the Disclosure Schedule, all the accounts related to the Deposits are in material compliance with all applicable laws and regulations and were originated in material compliance with all applicable laws and regulations.

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(b)       Exhibit 5.13(b) is a true and correct schedule of the Deposits prepared as of the date indicated thereon (which shall be updated through the Closing Date), listing by category and the amount of such deposits, together with the amount of Accrued Interest thereon. All Deposits are insured to the fullest extent permissible by the FDIC. Subject to the receipt of all requisite regulatory approvals, Seller has and will have at the Closing Date all rights and full authority to transfer and assign the Deposits without restriction. As of the date hereof, with respect to the Deposits:

(1)       Subject to items returned without payment in full (“Return Items”) and immaterial bookkeeping errors, all interest accrued or accruing on the Deposits has been properly credited thereto, and properly reflected on Seller’s books of account, and Seller is not in default in the payment of any thereof;

(2)       Subject to Return Items and immaterial bookkeeping errors, Seller has timely paid and performed all of its obligations and liabilities relating to the Deposits as and when the same have become due and payable;

(3)       Subject to immaterial bookkeeping errors, Seller has administered all of the Deposits in accordance with applicable duties and good and sound financial practices and procedures, and has properly made all appropriate credits and debits thereto; and

(4)       Except as described on Exhibit 5.13(b), none of the Deposits are subject to any Encumbrances or any legal restraint or other legal process, other than Loans, customary court orders, levies, and garnishments affecting the depositors, and control agreements for secured parties.

Section 5.14 Contracts. The Disclosure Schedule lists or describes the following:

(a)       Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by Seller;

(b)       Each guaranty by Seller of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by Seller in the ordinary course of its business) or any warranty or indemnification agreement;

(c)       Each lease or license with respect to personal property involving an annual amount in excess of $10,000;

(d)       The name, annual salary and primary department assignment as of June 30, 2019, of each employee of Seller; and

(e)       Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of Seller not referred to elsewhere in this Section which (i) involves payment by Seller (other than as disbursement of loan proceeds to customers) of more than $10,000 annually or $25,000 in the aggregate over its remaining term unless, in the latter case, such is terminable within one (1) year without premium or penalty; (ii) involves payments based on profits of Seller; (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or (iv) were not made in the ordinary course of business.

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(f)       Final and complete copies of each document, plan or contract listed and described in Section 5.14 of the Disclosure Schedule have been provided to Buyer.

Section 5.15 Tax Matters. Except as set forth in the Disclosure Schedule, Seller has filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Seller is not (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the IRS or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any Governmental Authority for assessment or collection of taxes. To Seller’s Knowledge, Seller is not the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes. The reserve for taxes in the audited financial statements of Seller for the year ended December 31, 2018, is, in the opinion of management of Seller, adequate to cover all of the tax liabilities of Seller (including, without limitation, income taxes and franchise fees) as of such date in accordance with GAAP.

Section 5.16 Employee Matters.

(a)       Except as may be disclosed in the Disclosure Schedule, Seller has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Seller, and to the Knowledge of Seller, there is no present effort nor existing proposal to attempt to unionize any group of employees of Seller.

(b)       Except as may be disclosed in the Disclosure Schedule, (i) Seller is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and Seller is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Seller pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened against or directly affecting Seller; and (iv) Seller has not experienced any work stoppage or other such labor difficulty during the past five years.

Section 5.17 Employee Benefit Plans.

(a)       Each Employee Benefit Plan of Seller (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable legal requirements. No such Employee Benefit Plan is under audit by the IRS or the U.S. Department of Labor.

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(b)       All premiums or other payments due for all periods ending on or before the Closing Date have been paid or will be paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(c)       Except for the agreements with Seller executives listed on Disclosure Schedule 5.17, Seller is not a party to or bound by any employment, change in control or similar type agreement with any employee or service provider.

Section 5.18 Environmental Matters.

(a)       As used in this Agreement, “Environmental Laws” means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Seller has done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act, which pertain to Hazardous Materials; and “Hazardous Materials” means (A) pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials which are considered to be hazardous or toxic under any Environmental Law, including any “hazardous substance” as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized, and any “hazardous waste” as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq., and all amendments thereto and reauthorizations thereof, and (B) any other pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, wastes or other substance, including any industrial process or pollution control waste or asbestos, which pose a risk to the health and safety or any person.

(b)       Except as may be disclosed in the Disclosure Schedule, to the Knowledge of Seller, (A) Seller is in material compliance with applicable Environmental Laws; (B) there has been no release of Hazardous Materials at or affecting the Real Estate, in each case which has given or reasonably would be expected to give rise to liability of Seller in excess of $75,000; (C) there are no Hazardous Materials in the soils, groundwater or surface waters of the Real Estate that exceed applicable clean-up levels under Environmental Laws; and (D) no Real Estate is currently listed on or proposed for listing on the United Stated Environmental Protection Agency’s National Priorities List, or any other analogous state governmental list of properties or sites that require investigation, remediation or other response action under applicable Environmental Laws. Except as may be disclosed in the Disclosure Schedule, and to the Knowledge of Seller, after reasonable investigation, Seller has not received any notice from any person or entity that Seller is or was in violation of any Environmental Law or that Seller is responsible (or potentially responsible) for the cleanup or other remediation of any Hazardous Materials at, on or beneath any such property.

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Section 5.19 No Undisclosed Liabilities. Seller does not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and, to the Knowledge of Seller, there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller giving rise to any such liability) required in accordance with GAAP to be reflected in an audited balance sheet of Seller or the notes thereto, except (i) for liabilities set forth or reserved against in the Seller Financial Statements as of December 31, 2018, (ii) for liabilities occurring in the ordinary course of business of Seller since December 31, 2018, (iii) liabilities relating to the Transactions, and (iv) as may be disclosed in the Disclosure Schedule.

Section 5.20 Litigation. Except as set forth in the Disclosure Schedule, there is no action, suit, proceeding or investigation pending against Seller or to the Knowledge of Seller threatened against Seller, before any court or arbitrator or any governmental body, agency, or official involving a monetary claim for $25,000 or more or equitable relief (i.e., specific performance or injunctive relief).

Section 5.21 Performance of Obligations. Seller has performed in all material respects all obligations required to be performed by it to date under the Contracts, the Deposits, and the Loan Documents, and Seller is not in material default under, and, to Seller’s Knowledge, no event has occurred which, with action by a third party, could result in a material default under, any such agreements or arrangements.

Section 5.22 Compliance with Law. Seller has all material licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects and has conducted its business in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses.

Section 5.23 Brokerage. Except for Seller’s agreement with Keefe, Bruyette & Woods, Inc. there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the Transactions payable by Seller.

Section 5.24 Interim Events. Since December 31, 2018, Seller has not paid or declared any dividend or made any other distribution to its shareholders or taken any other action which if taken after the date of this Agreement would require the prior written consent of Buyer under Section 7.06 hereof.

Section 5.25 Records. The Records to be delivered to Buyer under Section 3.06 of this Agreement are and shall be sufficient to enable Buyer to conduct a banking business with respect thereto under the same standards as Seller has heretofore conducted such business. Seller shall not retain any Records but those Records strictly necessary and required for the disposition of its charter post-Closing.

Section 5.26 Community Reinvestment Act. Seller received a rating of “Satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

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Section 5.27 Insurance. All material insurable properties owned or held by Seller are adequately insured by licensed insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with banks of similar size and location. The Disclosure Schedule sets forth for each material policy of insurance maintained by Seller the amount and type of insurance, the name of the insurer and the amount of the annual premium. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect.

Section 5.28 Regulatory Enforcement Matters. Except as may be disclosed in the Disclosure Schedule, Seller is not subject to, and has received no notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of savings banks or savings and loan holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to Seller.

Section 5.29 Regulatory Approvals. The information furnished or to be furnished by Seller for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications for approval of the Transactions is or will be, to Seller’s Knowledge, true and complete as of the date so furnished. There are no facts known to Seller which Seller has not disclosed to Buyer in writing, which, insofar as Seller can now reasonably foresee, may have a Material Adverse Effect on the ability of Seller to obtain all requisite regulatory approvals.

Section 5.30 Representations Regarding Financial Condition.

(a)       Seller is not entering into this Agreement in an effort to hinder, delay or defraud its creditors.

(b)       Seller is not insolvent.

(c)       Seller has no intention to file proceedings for bankruptcy, insolvency or any similar proceeding for the appointment of a receiver, conservator, trustee, or guardian with respect to its business or assets prior to the Closing.

Section 5.31 Limitation of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS OR WITH RESPECT TO ANY OTHER ASSETS BEING TRANSFERRED TO OR LIABILITIES BEING ASSUMED BY BUYER (EXCLUDING THE REAL ESTATE), INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

Section 5.32 Disclosure. No representation or warranty contained in this Article V and no statement or information relating to Seller or any assets or liabilities contained in (i) this Agreement (including the Disclosure Schedules and Exhibits hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 6.01 Organization and Authority. Buyer is a federally chartered credit union, duly organized, validly existing, and in good standing (to the extent applicable), with full power and authority to carry on its business as now being conducted and to own and operate the properties which it now owns and/or operates. The execution, delivery, and performance by Buyer of this Agreement are within Buyer’s corporate power, and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the General Exceptions.

Section 6.02 Conflicts; Defaults. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the Transactions will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, law, regulation, contract, instrument or commitment to which Buyer is a party or by which Buyer is bound, (ii) violate the creation documents or bylaws of Buyer, (iii) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit or license to which Buyer is a party or by which Buyer is bound, in each case, other than any required approvals of this Agreement and the Transactions by the Regulators and the shareholders of Seller and Holding Company and the depositors of Seller, if applicable. Buyer is not subject to any agreement or understanding with any regulatory authority which would prevent or adversely affect the consummation by Buyer of the Transactions.

Section 6.03 Litigation. There is no action, suit, proceeding or investigation pending against Buyer, or to the Knowledge of Buyer, threatened against or affecting Buyer, before any court or arbitrator or any governmental body, agency or official which alone or in the aggregate would, if adversely determined, adversely affect the ability of Buyer to perform its obligations under this Agreement, which in any manner questions the validity of this Agreement or which could have a Material Adverse Effect on the financial condition of Buyer. Buyer is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding or investigation.

Section 6.04 Regulatory Approvals. The information furnished or to be furnished by Buyer for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications for approval of the Transactions is or will be true and complete as of the date so furnished. Except as set forth in the Disclosure Schedule, there are no facts known to Buyer which, insofar as Buyer can now reasonably foresee, may have a Material Adverse Effect on the ability of Buyer to obtain all requisite regulatory approvals or to perform its obligations pursuant to this Agreement.

Section 6.05 Financial Ability. Buyer has the financial ability to pay the Purchase Price for the Assets and assume the Liabilities as provided in this Agreement and will be “well capitalized” under NCUA regulations at the Closing Date upon consummation of the Transactions to which Buyer will be a direct party.

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Section 6.06 Financial Information. The audited consolidated balance sheet of Buyer as of December 31, 2018, and the related audited consolidated income statement for the year ended December 31, 2018, together with the notes thereto, have been prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of Buyer as of the dates and for the periods indicated.

Section 6.07 No Omissions. None of the representations and warranties contained in Article 6 or in the Disclosure Schedules provided for herein by Buyer is false or misleading in any material respect or omits to state a fact herein necessary to make such statements not misleading in any material respect.

Section 6.08 Due Diligence. Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to Seller, and in no event shall Seller have any liability to Buyer with respect to a breach of any representation, warranty or covenant under this Agreement with respect to which Buyer had actual Knowledge, prior to the date hereof or the Closing Date, provided, however, that any information of which Buyer becomes aware of based on new developments or discoveries not disclosed to Buyer prior to the date hereof and related to its due diligence between the date of this Agreement and the Closing Date can serve as the basis for Buyer’s claim that there has been a Material Adverse Effect as to Seller, with the consequences of such determination as set forth in this Agreement.

Section 6.09 Compliance with Law. Buyer has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects and has conducted its business in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses.

Section 6.10 Employee Benefit Plans. Each of the Buyer’s Employee Welfare Benefit Plans is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, in all material respects.

Section 6.11 Field of Membership. Buyer shall amend its charter and take all other actions necessary, to the extent necessary, to ensure that its field of membership shall include all customers of Seller and such charter amendment shall be approved by the National Credit Union Administration in advance of the Closing Day.

ARTICLE VII
COVENANTS

Section 7.01 Best Efforts. Subject to the terms and conditions of this Agreement, each of Seller and Buyer agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and shall cooperate fully with the other Party to that end.

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Section 7.02 Shareholder and Depositor Approvals.

(a)       Holding Company agrees, as soon as reasonably practicable to take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to convene the Special Meeting of Shareholders to consider and vote upon the approval and/or adoption of this Agreement and the Transactions. Holding Company’s board of directors is recommending and, unless, after having consulted with and considered the advice of outside counsel and its financial adviser, it has determined in good faith that to do so would be inconsistent with the duties of directors under Maryland law, Holding Company’s board of directors will not adversely change its recommendation and will continue to recommend to its shareholders that they approve and/or adopt this Agreement and the Transactions, and will take any other action required to the extent consistent with the duties of directors under Maryland law, to permit and cause consummation of the Transactions. For purposes of this Agreement, any breach of Holding Company’s obligations under this Section 7.02 shall be deemed to be a breach by each of Holding Company and Seller.

(b)       Seller agrees, as soon as reasonably practicable to take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to convene a meeting of depositors to consider and vote upon the approval and/or adoption of this Agreement and the Transactions, to the extent required.

Section 7.03 Field of Membership. Buyer shall take all actions necessary to ensure that all customers of the Seller shall be included in Buyer’s field of membership as defined in its charter, including, but not limited to, receiving regulatory approval to amend its charter to such effect as of or prior to the Closing Date.

Section 7.04 Press Releases. Each of Buyer and Seller agrees that it will not, without the prior approval of the other Party (which approval shall not unnecessarily withheld, conditioned or delayed), issue any press release or written statement for general circulation relating to the Transactions (except for any release or statement that, in the opinion of outside counsel to such Party, is required by law or regulation and as to which such Party has used its best efforts to discuss with the other Party in advance. In addition, all public statements, written or otherwise, made with respect to this Agreement and the Transactions shall be made, with respect to Buyer, solely by the President/CEO, and, with respect to Seller, solely by the President/CEO. Seller and Buyer shall inform all of their respective agents, officers, directors and employees of this requirement.

Section 7.05 Access to Records and Information; Personnel; Customers.

(a)       Upon reasonable advance notice, Seller shall afford to the officers and authorized representatives of Buyer reasonable access during regular business hours to the office, properties, books, contracts, commitments and records of Seller in order that Buyer may have full opportunity to make such investigations as it shall desire of the Deposits, Assets, Liabilities and the operations at Seller’s locations; provided however, that Seller shall not be required to take any action: (i) that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer, or (ii) would result in the waiver by Seller of the privilege protecting communications between it and any of its counsel; (iii) that relate to an Acquisition Proposal; or (4) which would violate banking laws and regulations. The officers of Seller shall furnish Buyer with such additional financial and operating data and other information relating to the assets, properties and business of Seller as Buyer shall from time to time reasonably request.

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(b)       After the receipt of all required regulatory approvals, and the approval of this Agreement and the Transactions by the shareholders of Seller, Buyer may, at its own expense and to the extent permitted by applicable law, be entitled to deliver information, brochures, bulletins, press releases, and other communications to depositors, borrowers and other customers of Seller concerning the Transactions to which Buyer is a party and concerning the business and operations of Buyer; provided, however, that Seller must approve any such written communications before they are sent. Communications may be sent prior to regulatory approvals upon the consent of both Buyer and Seller.

(c)       After the execution of the Agreement, Seller and Buyer shall begin working together on the system conversion process. Seller will provide access to the necessary data and information to allow for a conversion to occur on or about the Closing Date.

(d)       On a monthly basis or as frequently as they are available following the date hereof and through the Closing Date, Seller shall provide information to Buyer in a format reasonably acceptable to Buyer concerning the status of the following matters:

(1)       Any communication from or contacts by any Regulator concerning any regulatory matters affecting Seller as to which such Regulator has jurisdiction, unless, in the reasonable judgment of Seller’s counsel, such disclosure: (i) is non-disclosable confidential supervisory information, including reports of examination and related communications, (ii) would result in the Seller’s board of directors violating a fiduciary duty, (iii) would violate any banking laws or regulations, or (iv) a Regulator objects to any such disclosure;

(2)       Current information on the quality and performance of the Loans including information on the status of any delinquencies, non-performing Loans, OREO, new Loans, information concerning refinancings and payments made on such Loans, and information indicating that any of the representations and warranties relating to the Loans in Section 5.07, Section 5.08 or Section 5.09 are no longer accurate in all material respects;

(3)       Information concerning the total Deposits and by deposit product, their weighted average interest rate.

Within 15 days following the close of each month between the date hereof and the Closing Date, Seller shall provide Buyer with unaudited financial statements of Seller for such month prepared in accordance with Seller’s current internal practices.

From the date of this Agreement to the Closing Date, Seller will cause one or more of Seller’s designated representatives to confer or correspond on a regular basis, but no less frequently than bi-weekly, with the Chief Executive Officer of Buyer (or his designees) to report the general status of the ongoing operations of Seller.

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Section 7.06 Operation in Ordinary Course. From the date hereof to the Closing Date, Seller shall: (a) not engage in any transaction affecting the WEB Real Estate’, the Deposits, the Liabilities, or the Assets except in the ordinary course of business, and shall operate and manage its business in the ordinary course consistent with past practices; (b) use commercially reasonable efforts to maintain ‘the WEB Real Estate in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; (c) maintain its books of accounts and records in the usual, regular and ordinary manner; and (d) use commercially reasonable efforts to duly maintain compliance with all laws, regulatory requirements and agreements to which it is subject or by which it is bound. Neither this section nor any other section of the Agreement shall preclude the distribution by Seller of the Special Bank Dividend or incurring or paying the Transaction Expenses. Without limiting the generality of the foregoing, prior to the Closing Date, Seller shall (unless required by any Regulator or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned and provided however, to withhold consent, Buyer must notify Seller in writing within three Business Days of the request or such inaction shall be considered the equivalent of prior written consent):

(a)       maintain the Fixed Assets and Real Estate in their present state of repair, order and condition, reasonable wear and tear and casualty excepted;

(b)       maintain its financial books, accounts and records in accordance with GAAP;

(c)       maintain its current schedule of internal and external compliance audits in accord with past custom and practice provided that the Seller shall not be required to obtain an external audit for 2019;

(d)       charge off assets in accordance with GAAP as consistently applied;

(e)       comply, in all material respects, with all applicable laws and regulations relating to its operations;

(f)       not authorize or enter into any contract or amend, modify or supplement any contract relating to or affecting its operations or involving any of the Assets or Liabilities which obligates Seller to expend $20,000 or more;

(g)       not take any action, or enter into or authorize any transaction, other than in the ordinary course of business and consistent with past practice, relating to or affecting its operations or involving any of the Assets or Liabilities;

(h)       not knowingly and voluntarily take any act which, or knowingly and voluntarily omitting to take any act the omission of which, likely would result in a breach of any material contract, commitment or obligation of Seller;

(i)       not make any material changes in its accounting systems, policies, principles or practices relating to or affecting its operations or involving any of the Assets or Liabilities, except in accordance with GAAP and regulatory requirements;

(j)       not enter into or renew any data processing service contract;

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(k)       not engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business;

(l)       not make any new Loan, nor any extension of credit to an existing customer, in a single Loan or in an aggregate amount of $500,000 or more, except after delivering to Buyer written notice, including a complete loan package for such Loan, in a form consistent with Seller’s policies and practice, at least three Business Days prior to the origination of such Loan, and such Loan shall be made in the ordinary course of business consistent with past practice, Seller’s current loan policies and applicable rules and regulations of applicable Governmental Authorities with respect to the amount, term, security and quality of such borrower or borrower’s credit;

(m)       not transfer, assign, encumber, or otherwise dispose of, or enter into any contract, agreement, or understanding to transfer, assign, encumber, or otherwise dispose of, any of the Assets except in the ordinary course of business;

(n)       not invest in any Fixed Assets or improvements in excess of $15,000 for any single item, or $50,000 in the aggregate, except for commitments previously disclosed to Buyer in writing, made on or before the date of this Agreement for replacements of furniture, furnishings and equipment, normal maintenance and refurbishing, purchased or made in the ordinary course of business and for emergency and casualty repairs and replacements;

(o)       not increase or agree to increase the salary, remuneration, or compensation of its employees or pay or agree to pay any bonus (except as otherwise contemplated by Section 8.01(c) hereof) to any such employees, other than routine increases and bonuses in the ordinary course of business in conformity with past custom and practice;

(p)       except as expressly provided for elsewhere in this Agreement, not pay incentive compensation to employees for purposes of retaining their services, provided however; Seller may pay bonuses under the West End Bank Incentive Compensation Plan (the “Bonus Plan”), subject to the terms and conditions of such plan in effect as of the date of this Agreement;

(q)       not enter into any new employment agreements with employees of Seller or any consulting or similar agreements with directors of Seller; provided, however, that Seller shall be permitted to engage the assistance of temporary or contract employees, to the extent Seller deems necessary, to assist Seller in the performance of its obligations under this Agreement;

(r)       not fail to use its commercially reasonable efforts to preserve its present operations intact, keep available the services of its present officers and employees or to preserve its present relationships with persons having business dealings with it;

(s)       not amend or modify any of its promotional, deposit account or practices other than amendments or modifications in the ordinary course of business or otherwise consistent with the provisions of this Agreement;

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(t)       maintain deposit rates substantially in accord with rates offered by other financial institutions in Seller’s market or pursuant to Seller’s policies and procedures;

(u)       not materially change or amend its schedules or policies relating to service charges or service fees;

(v)       comply in all material respects with the Contracts;

(w)       except in the ordinary course of business or pursuant to Seller’s policies and procedures (including creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, and sales of certificates of deposit), not borrow or agree to borrow any material amount of funds or directly or indirectly guarantee or agree to guarantee any material obligations of others except pursuant to outstanding letters of credit; provided, however, Seller may take any additional overnight or other short-term (less than 90 days) FHLB advances, which shall not exceed 5% of the total assets of Seller in the aggregate, and which shall not be used for the purpose of implementing “wholesale leverage”;

(x)       not purchase or otherwise acquire any investment security for its own account except for obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five (5) years and which municipal obligations have been assigned a rating of “A” or better by Moody’s Investors Service or by Standard and Poor’s, or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”;

(y)       except as required by applicable law or regulation not: (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (2) fail to follow in all material respects its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or

(z)       not voluntarily take any material action that would change Seller’s loan loss reserves which is not in compliance with Seller’s past practices consistently applied and in compliance with GAAP.

Section 7.07 Acquisition Proposals. Seller agrees that it shall not, and it shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation, sale of assets and assumption of liabilities, or other business combination involving Seller or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of Seller, other than the Transactions (any of the foregoing, an “Acquisition Proposal”); provided, however, that if Seller is not otherwise in violation of this Section 7.07, the board of directors of Holding Company or Seller may provide information to, and may engage in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if Holding Company’s board of directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to provide information or to engage in any such negotiations or discussions would reasonably be expected to constitute a failure to discharge properly the fiduciary duties of such directors in accordance with applicable law. Seller shall promptly (within one Business Day) advise Buyer following the receipt by it of any written Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise Buyer of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

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Section 7.08 Regulatory Applications and Third-Party Consents. As promptly as practicable after the date of this Agreement, Buyer and Seller shall file all applications, filings, notices, consents, permits, requests, or registrations required to obtain authorizations of any Regulator and consents of all third parties necessary to consummate the Transactions, which shall include application by Buyer to amend its charter, to the extent necessary, to ensure that its field of membership shall include all, or substantially all, customers of Seller and such charter amendment shall be approved by the National Credit Union Administration in advance of the Closing Day. In addition, as applicable, Buyer shall take any and all actions necessary so that all, or substantially all, of Seller’s customers deposit accounts are insured by the National Credit Union Share Insurance Fund at the time of Closing. Buyer and Seller will use their commercially reasonable efforts to obtain such authorizations from the Regulators and consents from third parties as promptly as practicable and will consult with one another with respect to the obtaining of all such authorizations and consents necessary or advisable to consummate the Transactions. Seller and Buyer agree to use their commercially reasonable efforts to cooperate in connection with obtaining such authorizations and consents. Each Party will keep the other Party apprised of the status of material matters relating to completion of the Transactions. Copies of the non-confidential portions of applications and correspondence related to the Transactions to, from and between each Party and its respective Regulators shall be promptly provided to the other Party. Each of Buyer and Seller agrees, upon request, to furnish the other Party, in advance of the filing, with all non-confidential information concerning itself and its respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of Buyer or Seller to any third party or any Regulator. Buyer and Seller shall promptly advise each other upon receiving any communication from any Regulators or other Governmental Authority whose consent or approval is required for consummation of the Transactions that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

Section 7.09 Title Insurance and Surveys. Seller shall make available to Buyer prior to the Closing Date copies of its most recent owner’s closing title insurance policy, binder or abstract and surveys on each parcel of the WEB Real Estate, or such other evidence of title reasonably acceptable to Buyer. At Buyer’s expense, Buyer may obtain updated title reports, abstracts or surveys on such WEB Real Estate at the Closing, as Buyer shall reasonably request.

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Section 7.10 Environmental Reports. Seller shall make available to Buyer copies of any environmental reports it has obtained or received with respect to the WEB Real Estate and the OREO within ten (10) Business Days after the date hereof. Buyer, in its discretion, within thirty (30) days after the date hereof, may order a phase one environmental report with respect to any Real Estate of Seller and may order a phase two environmental report if a phase one report has reasonably indicated an Environmental Problem; provided, however, that no such reports may be requested with respect to single family non-agricultural property of one acre or less unless Buyer has a good faith reason to believe that such property might contain Hazardous Materials. Buyer shall have fifteen (15) Business Days from the receipt of any such environmental reports to notify Seller of any dissatisfaction with the contents of such reports. Should the cost (the “Environmental Remedial Cost”) of taking all remedial or other corrective actions and measures with respect to all Real Estate, in the aggregate (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $250,000, after taking into consideration the reimbursement of Seller through any insurance policy, as reasonably estimated by an environmental expert retained for such purpose by Buyer and reasonably acceptable to Seller, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, such circumstances shall be deemed an “Environmental Problem.” All costs of any phase one investigation and any phase two investigation or environmental report requested pursuant to this Section shall be at Buyer’s sole cost and expense. Buyer does hereby agree to restore at its cost any property for which it has undertaken an environmental investigation to the condition existing immediately prior to such investigation.

Section 7.11 Further Assurances.

(a)       On and after the Closing Date, Seller shall (i) give such further assistance to Buyer and shall execute, acknowledge, and deliver all such instruments and take such further action as may be necessary and appropriate effectively to vest in Buyer full, legal, and equitable title to the Assets, and (ii) use its commercially reasonable efforts to assist Buyer in the orderly transfer of the Assets and Deposits being acquired by Buyer.

(b)       Each Party agrees to send promptly to the other Party, at Buyer’s expense, any payments, documents or instruments a Party receives after the Closing which belongs to another Party.

Section 7.12 Payment of Items. From and after the Closing Date, Buyer agrees to pay, to the extent of sufficient available funds on deposit, all properly drawn items, including ACHs, checks, drafts, and negotiable orders of withdrawal timely presented to it by mail, over its counters, or through clearings if such items are drawn by depositors whose Deposits or accounts on which such items are drawn are Deposits, whether drawn on the check or draft forms provided by Seller, for at least 120 days after the Closing Date, or on those provided by Buyer. In addition, Buyer shall, in all other respects, discharge the duties, liabilities and obligations with respect to the Deposits to the extent such duties, liabilities or obligations occur following the Closing.

Section 7.13 Close of Business on Closing Date. On the Closing Date, Seller shall close Seller’s locations for business not later than 5:00 p.m. local time, whereupon representatives of Buyer shall have access to Seller’s locations, under the supervision of representatives of Seller, to verify Seller’s provision to Buyer of the Records.

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Section 7.14 Supplemental Information; Disclosure Supplements. From and after the date hereof to the Effective Time, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that does or could reasonably be expected to cause one or more of such Party’s representations and warranties contained in this Agreement to be or to become inaccurate, misleading, incomplete or untrue in any material respect as of the Closing Date, such Party shall promptly give detailed written notice thereof to the other Party and use reasonable and diligent efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by the other Party. In addition, from and after the date hereof to the Effective Time, and at and as of the Effective Time, each Party shall supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering monthly written updates (“Disclosure Schedule Updates”) to the other Party with respect to any matter hereafter arising and not disclosed herein or in the Disclosure Schedules that would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete as a result of such matter arising. Any required Disclosure Schedule Update shall be provided by each Party to the other Party within twenty-five (25) days after the conclusion of each month prior to the Closing Date. A matter identified in a Disclosure Schedule Update that causes any warranty or representation to be materially breached shall not cure or be deemed to cure such breach.

Section 7.15 Confidentiality of Records. Buyer and its authorized agents and representatives shall receive and treat all Records, documents and information obtained pursuant to any provision of this Agreement as confidential, until the Transactions have been consummated, and if not consummated, shall thereafter continue to maintain such confidentiality and not use such information for any purpose whatsoever, and shall, upon the request of Seller, return to Seller all originals and copies of such documents or other materials containing such information or Records. Until the Closing Date, Buyer shall use all such information only for purposes of effectuating the Transactions.

Section 7.16 Solicitation of Customers. For two (2) years following the Closing Date, Seller will not, and will not permit any of Seller’s officers, directors or Affiliates, while they are an officer, director or Affiliate of Seller, on behalf of Seller to, solicit customers whose Deposits are assumed pursuant to this Agreement or whose Loans are acquired by Buyer under this Agreement for any banking business, and Seller will not engage in deposit taking activities.

Section 7.17 Installation/Conversion of Signage/Equipment. Prior to Closing and after the receipt of all regulatory approvals, and the approval of this Agreement and the Transactions by the shareholders of each of Seller and Holding Company, at times mutually agreeable to Buyer and Seller, Buyer may, at Buyer’s sole expense, install teller equipment, platform equipment, security equipment, computers, and signage at Seller’s locations, and Seller shall cooperate with Buyer in connection with such installation; provided, however, that (i) such installation shall not interfere with the normal business activities and operation of Seller’s locations; (ii) no such signage shall be installed at Seller’s locations more than five Business Days before the Closing Date; and (iii) Buyer’s name as appearing on any such signage shall be covered by an opaque covering material until after the close of business on the Closing Date.

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Section 7.18 Seller Activities After Closing. After Closing, Seller may no longer accept any deposits or make any new loans; and must limit its business activities to those related to the winding-down of Seller’s business.

Section 7.19 Charter Termination. Seller shall take the following actions as soon as possible after the Closing:

(a)       Seller shall surrender its original charter for cancellation.

(b)       Seller shall terminate its FDIC insurance.

Section 7.20 Maintenance of Records by Buyer. Buyer agrees that it shall maintain, preserve and safely keep, for a minimum period of six years or the minimum period required by applicable regulations whichever is longer, all of the Records for the benefit of itself, Seller, and that it shall permit Seller or their representatives, at any reasonable time and at the expense of Seller, to inspect, make extracts from or copies of any such Records as such representatives shall deem reasonably necessary.

Section 7.21 Board and Committee Meetings. Seller shall provide Buyer with copies of the materials prepared for and provided to directors (board packages) prior to board and committee meetings (if any) no later than ten (10) business days after such meetings except for any confidential materials that include discussion of this Agreement and the Transactions or any matters related to an Acquisition Proposal or any other matter that has been determined to be confidential, and except for information where such disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of Seller or Holding Company, relates to confidential Regulator examination material or correspondence, or contravene any law, rule, regulation, order, judgement, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business.

Section 7.22 Cooperation on Conversion of Systems. At Buyer’s sole expense, Seller agrees to commence immediately using its commercially reasonable efforts to ensure an orderly transfer of information, processes, systems and data to Buyer and to otherwise assist Buyer in facilitating the conversion of all of Seller’s systems into or to conform with, Buyer’s systems so that, as of the Closing, the systems of Seller are readily convertible to Buyer’s systems to the fullest extent possible without actually converting them prior to Closing, provided, however, Seller shall not be required to take any actions that would interfere with or prevent the performance of the normal business operations of Seller in any material respects, or violate applicable law or policy.

Section 7.23 Minimum Share Deposits in Buyer. Seller’s Loan Debtors and any other customers without a minimum of $5.00 in a Deposit account, on the Closing Date, must have a minimum deposit of $5.00 at Buyer on the Closing Date in order to satisfy Buyer’s membership requirements. Buyer agrees to open a deposit share account for any Loan Debtor who does not have a Deposit balance of at least $5.00 in Seller on the Closing Date (which Deposit account will be assumed by Buyer) and to fund such new deposit share account with a $5.00 deposit, in compliance with its policies and applicable law.

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ARTICLE VIII
EMPLOYEES AND DIRECTORS

Section 8.01 Employees.

(a)       Buyer shall offer substantially similar salaries, duties and benefits as are available to similarly situated employees of Buyer, to those employees of Seller who Buyer elects to hire and who satisfy Buyer’s customary employment requirements, including pre-employment interviews, investigations and employment conditions, uniformly applied by Buyer and Buyer’s employment needs. Buyer and Seller will establish a mutually acceptable process for the orderly interviewing of employees for employment by Buyer; Seller will give Buyer a reasonable opportunity to interview the employees. Buyer shall not object or prevent any Former Seller Employees, as defined in Section 8.01(f), from performing such duties for Seller and Holding Company as may be necessary for Seller and Holding Company to complete the liquidation of their business.

(b)       Buyer shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) or any applicable state law to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the Transactions.

(c)       Before Closing, with Seller’s prior consent (which consent shall not be unreasonably withheld), Buyer may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who accept an offer of employment from Buyer; provided, however, that such training and other programs shall not interfere with or prevent the performance of the normal business operations of Seller in any material respects.

(d)       This Section 8.01 shall not confer any rights or benefits on any person other than Buyer and Seller, or their respective successors and assigns, either as a third-party beneficiary or otherwise.

(e)       Between the date of this Agreement and the Closing, Buyer shall pay “stay bonuses” to any employees of Seller, as agreed to by Seller and Buyer provided that Buyer’s consent shall not be unreasonably withheld, as necessary to ensure an orderly and successful transition of the business of Seller and the Assets to Buyer, with the amount of such payments not to exceed $175,000 in the aggregate, and made in accordance with the terms of such stay bonus agreement.

(f)       Buyer agrees that those employees of Seller who become employees of Buyer on the Closing Date (“Former Seller Employees”), while they remain employees of Buyer after the Closing Date will be provided with benefits under Employee Benefit Plans during their period of employment which are no less favorable in the aggregate than those provided by Buyer to similarly situated employees of Buyer except as otherwise provided herein. Except as hereinafter provided, at the Closing Date, Buyer will amend or cause to be amended each employee benefit and welfare plan of Buyer in which Former Seller Employees are eligible to participate, to the extent necessary, so that as of the Closing Date:

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(i)       such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with Seller as if such service were with Buyer;

(ii)       Former Seller Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Buyer in which they are eligible to participate and may commence participation in such plans on the Closing Date;

(iii)       for purposes of determining the entitlement of Former Seller Employees to sick leave and vacation pay following the Closing Date, the service of such employees with Seller shall be treated as if such service were with Buyer;

(iv)       Former Seller Employees are first eligible to participate and will commence participating in Buyer’s qualified retirement plans on the first business day following the Closing Date in order to avoid a gap in coverage;

(v)       Former Seller Employees may elect to bring over unused paid time off (PTO) in an amount not to exceed an amount granted to such Former Seller Employee for a calendar year; and

(vi)       Notwithstanding anything in this Agreement to the contrary, Former Seller Employees, that were enrolled in the Seller’s medical and health plans, will not lose coverage under “in-network” rates in connection with medical services provided at Reid Health, an organization that provides hospital and medical services with offices located in the State of Indiana.

(g)       If any Former Seller Employee is terminated by Buyer within the first twelve (12) months following the Closing Date, for any reason other than “for cause” or if such Former Seller Employee voluntarily terminates employment following the refusal of accepting a similarly situated re-assignment within the organization, Buyer will provide severance benefits to such employee by giving two (2) weeks of compensation for each employee’s year of service with Seller (with a minimum of four (4) weeks of severance and a maximum of twenty-six (26) weeks of severance), with such lump sum payment payable within ten (10) calendar days of such termination of employment. If any Seller employee is not offered employment by Buyer, Seller, if not paid by Buyer, will provide severance benefits to such employee by giving two (2) weeks of compensation for each employee’s year of service with Seller (with a minimum of four (4) weeks of severance and a maximum of twenty-six (26) weeks of severance), with such lump sum payment payable within ten (10) calendar days of such termination of employment, and if Seller makes such payment prior to Closing, the amount of such Severance Payment will be added back in the calculation of Seller’s Adjusted Closing Equity as set forth in Section 9.02(g). The Purchase Price shall not be increased or decreased by the amount of any severance payments, including Severance Payments.

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Section 8.02 Employment Contracts and Employee Benefit Plans. Buyer is not assuming, nor shall it have responsibility for the continuation of, any liabilities under or in connection with any Employee Benefit Plan as maintained, administered, or contributed to by Seller and covering any employees, except Buyer is assuming all liabilities under the Pentegra Plan, as defined in Section 2.02(e) of this Agreement, and Buyer agrees to become the successor plan sponsor, within the meaning of ERISA, and to maintain and administer the Pentegra Plan in accordance with applicable law and ERISA and except to the extent amounts are provided for in Retained Cash.

Section 8.03 Other Employee Benefit Matters.

(a)       Buyer and Seller shall take such actions prior to the Closing Date as may be reasonably necessary to enable Former Seller Employees to transfer the amount credited to their accounts under Seller’s 401(k) plan through a rollover contribution into either a qualified defined contribution plan of Buyer or a separate third party individual retirement account, or to take a cash distribution from Seller’s 401(k) plan. Buyer shall also take such actions as may be reasonably necessary to ensure that where Former Seller Employees are entering mid-year into Employee Welfare Benefit Plans of Buyer, Former Seller Employees are credited with deductibles, co-insurance payments and out-of-pocket expenses incurred during the current plan year under any similar Employee Welfare Benefit Plans of Seller. Notwithstanding anything in this Agreement to the contrary, Former Seller Employees will not experience any gap in insurance coverage. For purposes of any vesting determinations in connection with a qualified defined contribution plan of Buyer, service with Seller prior to the Closing Date shall be counted. For purposes of eligibility to participate in any matching contribution under a qualified defined contribution plan of Buyer, Seller’s employees shall be eligible on terms and conditions consistent with those then currently provided by Buyer to its other similarly-situated employees based on their employment date with Seller.

(b)       Buyer and Seller shall take such actions prior to the Closing Date as may be reasonably necessary to determine the names of the Former Seller Employees with whom Buyer shall pay a stay bonus after the Closing and also sets forth the compensation to be paid to each such Former Seller Employee by Buyer, which shall be in addition to any severance payment such Former Seller Employee shall otherwise be entitled to pursuant to this Agreement.

(c)       Disclosure Schedule 8.03 lists the estimated change in control payments that will be made by Seller under the Agreements identified in Schedule 8.03 of this Agreement, including the estimated payments under the Bonus Plan, immediately prior to the Closing.

(d)       Immediately prior to Closing, Seller shall take any and all actions necessary to terminate the agreements identified in Schedule 8.03 and pay any change in control and severance amounts described therein in single lump sum payments.

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(e)       Seller shall resign as an ERISA fiduciary under the Pentegra Plan and Buyer agrees to become a successor ERISA fiduciary, each as of the Closing Date, by executing the form of agreement set forth in Disclosure Schedule 8.03(e).

Section 8.04 Indemnification.

(a)       For a period of six (6) years after the Closing Date, Buyer shall indemnify, defend and hold harmless: (i) the present and former directors, officers and employees of Seller and Holding Company, and all such directors, officers and employees of Seller and Holding Company and their subsidiaries serving as fiduciaries under any of the respective benefits plans of Seller and Holding Company (the “Indemnified Parties”) to the fullest extent allowable under Indiana or Maryland law (as applicable) against all costs and expenses (including reasonable attorneys’ fees, expenses and disbursements), judgements, fines, losses, claims, damages, settlements or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Claim”), arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee, or fiduciary of Seller or Holding Company or their subsidiaries or any such benefit plan or is or was serving at the request of Seller or Holding Company and their subsidiaries as a director, officer, manager, employee, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including any Employee Benefit Plan), whether asserted or claimed prior to, at or after the Closing Date (including with respect to the consummation of the Transactions), and provide advancement of expenses to the Indemnified Parties (provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnified Party is not entitled to be indemnified pursuant to Indiana corporate law).

(b)       Buyer shall use its best efforts (and Seller and Holding Company shall cooperate prior to the Closing Date) to maintain in effect for a period of six (6) years after the Closing Date, Seller’s and Holding Company’s existing directors’ and officers’ liability insurance policy (provided that Buyer may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Seller and Holding Company (given prior to the Closing Date) any other policy with respect to claims arising from facts or events which occurred on or prior to the Closing Date and covering persons who are currently covered by such insurance) provided, that Buyer shall not be obligated to make premium payments for such six (6) year period in respect of such policy (or coverage replacing such policy) which exceeds, for the portion related to Seller’s and Holding Company’s directors and officers, 250% of the annual premium most recently paid by Seller (the “Maximum Amount”). If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable best efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to the Maximum Amount or may request Seller and/or Holding Company to procure tail coverage, at Buyer’s expense, at a single premium cost equal to the Maximum Amount

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(c)       Any Indemnified Party wishing to claim indemnification under this Section 8.04 shall promptly notify Buyer upon learning of any Claim, provided that failure to so notify shall not affect the obligation of Buyer under this Section 8.04 unless, and only to the extent that, Buyer is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Buyer would create an actual or potential conflict of interest (in which case, Buyer shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and Buyer shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iv) Buyer shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(d)       If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 8.04.

(e)       These rights shall survive the Closing and are intended to benefit, and shall be enforceable by, each Indemnified Party and his or her heirs, representatives or administrators. After the Closing, the obligations of Buyer under this Section 8.04 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 8.04 that is denied by Buyer, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, then Buyer shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against Buyer. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 8.04 that is denied by Buyer, and a court of competent jurisdiction determines that the Indemnified Party is not entitled to such indemnification or advancement of expense, the Indemnified Party shall pay Buyer’s costs and expenses, including legal fees and expenses, incurred in connection with defending such claim against the Indemnified Party.

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(f)       Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Holding Company or Seller or any of their subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 8.04 is not prior to or in substitution for any such claims under such policies.

ARTICLE IX
CONDITIONS TO CLOSING

Section 9.01 Conditions to the Obligations of Seller. Unless waived in writing by Seller, the obligations of Seller to consummate the Transactions are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)       Performance. Each of the acts and undertakings and covenants of Buyer to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)       Representations and Warranties. The representations and warranties of Buyer contained in Article VI of this Agreement shall be true, correct and complete, in all material respects, on and as of the Closing Date (unless they speak to an earlier date) with the same effect as though made on and as of the Closing Date, except to the extent that inaccuracies in those representations and warranties do not have a Material Adverse Effect on Buyer.

(c)       Material Adverse Effect. Between the date of this Agreement and the Closing, no events or circumstances have occurred that have had a Material Adverse Effect on Buyer.

(d)       Documents. Seller shall have received the following documents from Buyer:

(1)       An executed copy of the Assignment and Assumption Agreement substantially in the form of Exhibit 2.02(A) hereto.

(2)       Resolutions of Buyer’s board of directors, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the Transactions to which Buyer is a party.

(3)       A certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency and signatures of officers.

(4)       A certificate signed by a duly authorized officer of Buyer stating that the conditions set forth in Section 9.01(a), Section 9.01(b) and Section 9.01(c) of this Agreement have been fulfilled.

(5)       An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit 3.10.

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(6)       Such other instruments and documents as counsel for Seller may reasonably require as necessary or desirable to evidence Buyer’s assumption of all liabilities associated with the Deposits and Seller’s other obligations that are being assumed by Buyer pursuant to this Agreement, and otherwise to consummate the Transactions, all in form and substance reasonably satisfactory to counsel for Seller.

(e)       Purchase Price. Seller shall have received the Purchase Price in immediately available funds deposited in the Seller Account.

Section 9.02 Conditions to the Obligations of Buyer. Unless waived in writing by Buyer, the obligations of Buyer to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)       Performance. Each of the acts and undertakings and covenants of Seller to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)       Representations and Warranties. The representations and warranties of Seller contained in Article V of this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date (unless they speak to an earlier date) with the same effect as though made on and as of the Closing Date, except to the extent that inaccuracies in those representations and warranties do not have a Material Adverse Effect on Seller.

(c)       No Material Adverse Effect. Between the date of this Agreement and the Closing, Seller shall not have experienced a Material Adverse Effect on Seller.

(d)       Documents. Buyer shall have received the following documents from Seller:

(1)       A duly executed recordable Corporate Warranty Deed, conveying title to the Real Estate, a Vendor’s Affidavit, and updated title reports with respect to the Real Estate, if requested by Buyer as provided in Section 7.09.

(2)       An executed Assignment and Assumption Agreement in the form of Exhibit 2.02(A) hereto.

(3)       An executed Bill of Sale and Assignment in the form of Exhibit 3.02(A) hereto.

(4)       Resolutions of Seller’s board of directors, certified by their respective Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the Transactions and resolutions of Seller’s shareholders approving this Agreement and the Transactions.

(5)       A certificate from the Secretary or Assistant Secretary of Seller as to the incumbency and signatures of officers.

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(6)       A certificate signed by a duly authorized officer of Seller stating that the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c) of this Agreement have been satisfied.

(7)       A final customer list as set forth in Section 11.06(a) of this Agreement.

(8)       An affidavit of non-foreign status as required by Section 1445 of the Internal Revenue Code of 1986, as amended.

(9)       The holds and stop payment information described in Section 11.01 of this Agreement.

(10)       An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit 3.10.

(11)       All third-party consents required for Seller to consummate the Transactions.

(12)       The Records.

(13)       The Limited Power of Attorney attached hereto as Exhibit 9.02(D)(13).

(14)       Such other documents or instruments as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer the Contracts and the Deposits and good, marketable, and (with respect to the Real Estate) insurable title to the Assets to be transferred to Buyer pursuant to this Agreement, all in form and substance reasonably satisfactory to counsel for Buyer.

(e)       Physical Delivery. Seller shall also deliver to Buyer the Assets purchased hereunder which are capable of physical delivery.

(f)       Retained Cash. Seller shall provide Buyer an accounting of the Retained Cash in the form set forth in Exhibit 2.01(c) hereto.

(g)       Seller’s Minimum Equity. As estimated as of the Closing Date, Seller’s Adjusted Closing Equity shall not be less than $30,000,000. For purposes of this Agreement, “Seller’s Adjusted Closing Equity” shall mean Seller’s common equity tier 1 capital before adjustments and deductions, as would be reported on line 5 of Schedule RC-R Part 1 Regulatory Capital Components and Ratios (FFIEC 051) (“Schedule RC-R”) a moment before Closing, adjusted to (i) eliminate the effect of accumulated other comprehensive income (line 3 of Schedule RC-R), (ii) add back any amounts paid by Seller at or prior to Closing as Severance Payments pursuant to Section 8.01(g), if applicable, (iii) add back up to $6,000,000 paid by Seller at or prior to Closing with respect to the Liquidation Account pursuant to Section 11.11, (iv) add back the amount of any Termination Expenses paid by Seller at or prior to Closing, (v) add back the amount of investment banking fees paid to Keefe, Bruyette & Woods, Inc. at or prior to Closing. For the avoidance of doubt, any amount paid by Seller at or prior to Closing with respect to the items listed in (ii) through (v) in the preceding sentence and added back to equity for purposes of the Seller’s Adjusted Closing Equity calculation pursuant to this section 9.02(g) will reduce by the same amount the Retained Cash for such item.

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Section 9.03 Condition to the Obligations of Seller and Buyer.

(a)       Regulatory Approvals. All required licenses, approvals, and consents of any relevant federal, state, or other regulatory agency shall have been obtained without any non-standard conditions or other non-standard requirements reasonably deemed unduly burdensome by either Seller or Buyer.

(b)       Absence of Proceedings and Litigation. No order shall have been entered and remain in force at the Closing Date restraining or prohibiting any of the Transactions in any legal, administrative or regulatory proceeding, and no action or proceeding shall have been instituted or threatened on or before the Closing Date seeking to restrain or prohibit the Transactions or which would have a Material Adverse Effect on Seller.

(c)       Shareholder and Depositor Approvals. This Agreement and the Transactions shall have been approved by the required vote of Holding Company’s shareholders in order to approve the Transactions and, if required, the required vote of Seller’s depositors in order to approve the Transactions.

(d)       Accrual of all Sellers’ Prepaid Expenses at least three days prior to the Closing.

ARTICLE X
TERMINATION

Section 10.01 Termination. This Agreement shall terminate and be of no further force or effect as between the Parties, except as to liability for a willful and material breach of any duty or obligation arising prior to the date of termination, upon the occurrence of any of the following conditions:

(a)       By Seller or Buyer after the expiration of ten (10) Business Days after any Regulator shall have denied or refused to grant the approvals or consents required under this Agreement to be obtained pursuant to this Agreement, including any required expansion of Buyer’s field of membership and the insurance of the deposits of Seller’s customers by the National Credit Union Share Insurance Fund Buyer, if required, unless within said ten (10) Business Day period Buyer and Seller agree to submit or resubmit an application to, or appeal the decision of, the regulatory authority which denied or refused to grant approval thereof, provided that the Regulator does not state that such submission or resubmission will not cure the cause of the denial or refusal to grant the approval or consent required;

(b)       By the non-breaching Party after, the expiration of twenty (20) Business Days from the date that a Party has given notice (the “Breach Notice”) to the other Party of such other Party’s breach or misrepresentation of any obligation, warranty, representation, or covenant in this Agreement which breach or representation is reasonably considered to be a Material Adverse Effect on the breaching party; provided, however, that no such termination shall take effect if within said twenty (20) Business Day period the Party so notified shall have fully and completely corrected the grounds for termination as specified in such notice; provided further, however, that no such termination shall take effect upon the failure by the notified Party to make such correction within said twenty (20) day period, the notifying Party delivers to the notified Party a written election not to terminate this Agreement notwithstanding such breach or misrepresentation, and any such election to proceed shall not waive such Party’s right to seek damages or other equitable relief;

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(c)       By Seller or Buyer if the Transactions to which Buyer is a party are not consummated by June 30, 2020, unless the date is extended by the mutual written agreement of the Parties, provided a Party that is then in breach of this Agreement shall not be entitled to exercise such right of termination;

(d)       The mutual written consent of the Parties to terminate; or

(e)       By Seller if, without breaching Section 7.07, Seller shall contemporaneously enter into a definitive agreement with a third party providing a Superior Proposal, as defined below; provided, that the right to terminate this Agreement under this Section 10.01(e) shall not be available to Seller unless it delivers to Buyer (1) written notice of Seller’s intention to terminate at least five (5) Business Days prior to termination and (2) the Fee referred to in Section 10.03. For purposes of this Section 10.01(e), “Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the board of directors of Seller or the board of directors of the Holding Company receiving the Acquisition Proposal, taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (A) if accepted, is significantly more likely than not to be consummated, and (B) if consummated, is reasonably likely to result in a more favorable transaction than the Transactions for Seller and Holding Company and their shareholders and other relevant constituencies than the Transactions.

(f)       By Buyer if the Seller’s Adjusted Closing Equity as of the Closing Date is less than $30,000,000, provided, however, that if Buyer elects to exercise its termination right pursuant to this Section 10.01(f), it shall promptly give written notice to Seller. During the five-day period commencing with its receipt of such notice, Seller shall have the option to reduce the Purchase Price on a dollar for dollar basis by the amount by which the Seller’s Adjusted Closing Equity as of the Closing Date is less than $30,000,000. If Seller so elects within such five-day period, it shall give prompt written notice to Buyer of such election and, whereupon, no termination shall have occurred pursuant to this Section 10.01(f) and this Agreement shall remain in effect in accordance with its terms (except as the Purchase Price is so adjusted by this Section 10.01(f)). To the extent the Adjusted Book Value exceeds $30,000,000, Seller shall be allowed to declare and pay the Special Bank Dividend equal to such amount. In the event that Seller is unable to declare or pay the Special Bank Dividend, the Purchase Price shall be increased dollar-for-dollar by an amount equal to the amount of Seller’s equity in excess of the Adjusted Book Value.

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(g)       By Seller or Buyer if the Special Meeting has been held and the Holding Company’s stockholders did not approve this Agreement at the Special Meeting or if a Seller depositor vote is required and a meeting for such vote has been held and Seller’s depositors have not provided the approval required for the Transactions.

(h)       By Seller if Buyer has not amended its charter, to the extent necessary, to ensure that its field of membership shall include all customers of Seller, and such charter amendment was approved by the National Credit Union Administration in advance of the Closing Date.

(i)       By Buyer, if an Environmental Problem exists, after the expiration of twenty (20) Business Days from the date that Buyer has given notice to Seller that the Environmental Problem exists; provided, however, that no such termination shall take effect if within said twenty (20) Business Day period the Seller shall have fully and completely corrected the grounds for termination as specified in such notice; provided further, however, that no such termination shall take effect if within ten (10) Business Days of the failure by the Seller to make such correction within said twenty (20) day period, Seller delivers to Buyer a written election to reduce the Purchase Price, in which case this Agreement shall remain in effect in accordance with its terms (except as the Purchase Price is so adjusted under (ii)), and the condition to closing relating to the Environmental Problem under Section 9.02(h), and Buyer’s right to seek damages or other equitable relief, shall each be waived. Should Seller not deliver the written election to reduce the Purchase Price as described in the preceding sentence, Buyer reserves the right to terminate this Agreement or deliver to Seller a written notice not to terminate this Agreement notwithstanding the Environmental Problem.

Section 10.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article X, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Section 7.15 and Section 10.03 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

Section 10.03 Liquidated Damages. If Seller terminates this Agreement pursuant to Section 10.01(e), then, within five Business Days of such termination, Seller shall pay Buyer by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of Buyer, $2,000,000 (the “Fee”). Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Fee is or becomes payable pursuant to this Section, Buyer’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Seller or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Fee pursuant to, and except as provided in Section 10.02 in the case of willful breach of this Agreement, upon payment in full of such amount, none of Buyer or any of its Affiliates nor any other person shall have any rights or claims against Seller or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the Transactions. Seller shall not be required to pay the Fee on more than one occasion.

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ARTICLE XI
OTHER AGREEMENTS

Section 11.01 Holds and Stop Payment Orders. Holds and stop payment orders that have been placed by Seller on particular accounts or on individual checks, drafts or other instruments before the Closing Date will be continued by Buyer under the same terms after the Closing Date. Seller will deliver to Buyer at the Closing a complete schedule of such holds and stop payment orders and documentation relating to the placing thereof.

Section 11.02 ACH Items and Recurring Debits. Seller will transfer all automated clearing house (“ACH”) arrangements to Buyer as soon as possible after the Closing Date. At least 15 Business Days prior to the Closing Date, Seller will deliver to Buyer (i) a listing of account numbers for all accounts being assumed by Buyer subject to ACH items and recurring debit arrangements, and (ii) all other records and information necessary for Buyer to administer such arrangements. Buyer shall continue such ACH arrangements and such recurring debit arrangements as are originated and administered by third parties and for which Buyer need act only as processor; Buyer shall also continue recurring debit arrangements that were originated or administered by Seller.

Section 11.03 Withholding. Seller shall deliver to Buyer (i) within three (3) Business Days after the Closing Date a list of all “B” (taxpayer identification numbers (“TINs”) do not match) and “C” (under reporting/IRS imposed withholding) notices from the IRS imposing withholding restrictions, and (ii) for a period of 120 days after the Closing Date, all notices received by Seller from the IRS releasing withholding restrictions on Deposit accounts transferred to Buyer pursuant to this Agreement. Any amounts required by any governmental agency to be withheld from any of the Deposits (the “Withholding Obligations”) will be handled in the following manner:

(a)       Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due.

(b)       Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Seller as set forth in Section 11.03(a) above will be remitted by Buyer.

(c)       Any penalties described on “B” notices from the IRS or any similar penalties that relate to Deposit accounts opened by Seller prior to the Closing Date will be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulted from Seller’s acts, policies or omissions.

Section 11.04 Retirement Accounts. Seller will provide Buyer with the proper trust documents and all related information for any Retirement Accounts assumed by Buyer under Section 2.02 of this Agreement. Buyer shall be responsible for all federal and state income tax reporting of Retirement Accounts for 2019. Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider (and assume any such contract) (if Buyer elects to do so) and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports.

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Section 11.05 Interest Reporting. Buyer shall report for 2019 all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits which are assumed by Buyer under this Agreement. For so long as Seller remains in existence, Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider (and assume any such contract) (if Buyer elects to do so) and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies.

Section 11.06 Notices to Depositors. Seller shall provide Buyer an intermediate customer list of the Deposit accounts to be assumed by Buyer pursuant to this Agreement, together with a tape thereof, as of month-end prior to the scheduled Seller mailing referred to in Section 11.06(a) below. Seller shall provide Buyer a final customer list of the Deposits transferred as of the Closing Date pursuant to this Agreement.

(a)       After receipt of all regulatory approvals and, with the concurrence of the Regulators, if required, at least five Business Days before the Closing Date but only after the waiver or satisfaction of all conditions to Closing (other than deliveries), Seller shall mail notification to the holders of the Deposits to be assumed that, subject to closing requirements, Buyer will be assuming the liability for the Deposits; provided, however, such notice shall be given to the holders of IRAs at least 30 days prior to the Closing Date. The notification(s) will be based on the list referred to in the first paragraph of Section 11.06 above and a listing maintained by Seller of the new accounts opened since the date of said list. Seller shall provide Buyer with the documentation of said listing up to the date of Seller’s mailing. Buyer shall send notification(s) to the same holders either together with Seller’s mailing, (in which case Buyer shall pay the costs of such mailing and Buyer shall not delay the timing of such mailing), or within three days after Seller’s notification setting out the details of its administration of the assumed accounts. Each Party shall obtain the approval of the other Party on its notification letter(s), which approval shall not be unreasonably withheld or delayed. Except as otherwise provided herein, each Party will be responsible for the cost of its own mailing.

(b)       After the effective date of any mailing regarding account services by Buyer, Buyer will provide copies of such materials to Seller for distribution at Seller’s locations at the time new services are acquired.

Section 11.07 Card Processing and Overdraft Coverage.

(a)       Seller will provide Buyer with a list of ATM and debit card holders no later than 15 Business Days after receipt of all necessary approvals of the Regulators; provided, however, Buyer shall not use such list to contact the card holders without prior consent of Seller.

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(b)       All of Seller’s customers with overdraft coverage shall be provided similar overdraft coverage, if available, by Buyer after the Closing, and if not available, Buyer will provide written notice to any affected customers.

Section 11.08 Taxpayer Information. Seller shall deliver to Buyer within three Business Days after the Closing Date: (i) TINs (or record of appropriate exemption) for all holders of Deposits acquired by Buyer pursuant to this Agreement; and (ii) all other information in Seller’s possession or reasonably available to Seller required by applicable law to be provided to the IRS with respect to the Assets and Deposits transferred pursuant to this Agreement and the holders thereof, except for such information which Seller will report pursuant to Section 11.03 of this Agreement (collectively, the “Taxpayer Information”). Seller hereby certifies that such information, when delivered, shall accurately reflect the information provided by Seller’s customers.

Section 11.09 Taxation Reimbursement. Subject to review by Buyer, Buyer shall pay to Seller up to Four Million Dollars ($4,000,000.00) (in addition to the Purchase Price and other amounts due hereunder) for the net impact of “double taxation” as a result of these Transactions being conducted as a purchase and assumption agreement. Seller hereby agrees to provide Buyer with the work papers and calculations prepared by Seller’s accountants reflecting the taxation impact of entering into the Transactions as soon as practicable. Buyer shall have the opportunity to review and audit such calculations with its own advisory team.

Section 11.10 Termination of Seller’s ESOP. At or before Closing, Seller’s employee stock ownership plan (“ESOP”) shall be terminated and the unallocated shares in the ESOP will be used to repay the outstanding loan from the Holding Company with the remaining shares, if any, allocated as earnings to the ESOP participants. If the outstanding loan exceeds the value of the unallocated shares, Holding Company shall forgive the remaining loan balance. ESOP distributions will be the responsibility of the Seller and will be made as soon as administratively practicable following the Closing in accordance with tax law requirements.

Section 11.11 Termination of Liquidation Accounts. Holding Company and Seller each maintain a separate liquidation account for the benefit of certain of Seller’s depositors (“Liquidation Account Participants”) pursuant to applicable federal regulation (collectively, the “Liquidation Accounts”). The value of the separate Liquidation Accounts are equal (the “Liquidation Account Value”), and the Liquidation Account Value is periodically adjusted downward pursuant to applicable federal regulations and regulatory policy. Although Holding Company and Seller maintain separate Liquidation Accounts in the amount of the Liquidation Account Value, aggregate payments to Liquidation Account Participants from the two Liquidation Accounts combined cannot exceed the Liquidation Account Value. Holding Company, Seller and Buyer agree to cooperate and to take all actions required by the FDIC, IDFI, OCC, the FRB and/or the NCUA with respect to the Liquidation Accounts to complete the Transactions in an efficient manner. If permitted by the FDIC, IDFI, OCC, FRB and NCUA, the Liquidation Accounts shall be maintained after the Closing Date through the establishment at or prior to Closing of an Escrow Account in the amount of the Liquidation Account Value at the time of Closing (the “Liquidation Account Closing Value”). If the FDIC, IDFI, OCC, FRB and NCUA do not permit the use of an Escrow Account to maintain the Liquidation Accounts and require that the Liquidation Accounts be paid to Liquidation Account Participants pursuant to federal regulations, then Buyer consents to Seller either (i) paying the Liquidation Account Closing Value at or prior to Closing, with up to Six Million Dollars and No/100 ($6,000,000.00) that is so paid by the Seller to be added back in the calculation of Seller’s Adjusted Closing Equity, or (ii) retaining as additional Retained Cash up to Six Million Dollars and No/100 ($6,000,000.00) to pay the Liquidation Account Closing Value to satisfy the payment and elimination of the Liquidation Accounts after Closing. The payment and elimination of the Liquidation Accounts by Seller shall have no impact on the Purchase Price as set forth in this Agreement.

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ARTICLE XII
GENERAL PROVISIONS

Section 12.01 Fees and Expenses. Except as expressly provided herein, each party to this Agreement shall bear the cost of all of its fees and expenses incurred in connection with the preparation of this Agreement and consummation of the Transactions. Notwithstanding the foregoing, in any action between the parties hereto seeking enforcement of any of the terms and provisions of this Agreement or in connection with any of the property described herein, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys’ fees and expenses as determined by the court.

Section 12.02 No Third-Party Beneficiaries. This Agreement is not intended nor should it be construed to create any express or implied rights in any third parties, except for the rights set forth in Sections 8.01, 8.02 and 8.04 of this Agreement.

Section 12.03 Notices. All notices, requests, demands, and other communication given or required to be given under this Agreement shall be in writing, duly addressed to the parties hereto as follows or at such other address, telephone or facsimile number as any such party may later specify by such written notice:

To Seller or:
Holding Company	West End Bank, S.B.
West End Indiana Bancshares, Inc.
34 South 7th Street
Richmond, Indiana 47374
Attn: Timothy R. Frame, President and Chief Executive Officer
Email: tframe@westendbank.com

With a copy to:	Kip Weissman, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
Email: kweissman@luselaw.com

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To Buyer:	3Rivers Federal Credit Union
1605 Northland Blvd.
Fort Wayne, Indiana 46825
Attn: Don P. Cates, President and Chief Executive Officer
Email: dcates@trfcu.org

With copy to:	Michael M. Bell, Esq.
Howard & Howard, PLLC
450 West Fourth Street
Royal Oak, Michigan 48067-2557
Email: mb@h2law.com

Any such notice sent by registered or certified mail, return receipt requested, shall be deemed to have been duly given and received five Business Days after the same is so addressed and mailed with postage prepaid. Notice sent by any other manner shall be effective only upon actual receipt thereof.

Section 12.04 Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment in violation of this section is void.

Section 12.05 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors or representatives.

Section 12.06 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana, except that it shall also be governed by and construed in accordance with federal law to the extent federal law applies.

Section 12.07 Entire Agreement. This Agreement, together with the Disclosure Schedules and Exhibits hereto, contains all of the agreements of the parties to it with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Agreement.

Section 12.08 Headings. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

Section 12.09 Severability. If any paragraph, section, sentence, clause, or phrase contained in this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining paragraphs, sections, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby.

Section 12.10 Waiver. The waiver of any breach of any provision under this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

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Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

Section 12.12 Force Majeure. No party hereto shall be deemed to have breached this Agreement solely by reason of delay or failure in performance resulting from a natural disaster or other act of God. The parties hereto agree to cooperate in an attempt to overcome such a natural disaster or other act of God and consummate the Transactions, but if any party hereto reasonably believes that its interests would be materially and adversely affected by proceeding, such party shall be excused from any further performance of its obligations and undertakings under this Agreement.

Section 12.13 Disclosure Schedules. All information set forth in the Exhibits and Disclosure Schedules hereto shall be deemed a representation and warranty of Seller as to the accuracy and completeness of such information in all material respects.

Section 12.14 Knowledge. Whenever any statement in this Agreement or in any list, certificate or other document delivered pursuant to this Agreement to any party hereto is made “to the Knowledge” or “to the best Knowledge” of Seller or Holding Company, such Knowledge shall have the meaning provided in Section 1.01 of this Agreement.

Section 12.15 Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Sections 7.14, 10.02, 10.03 and in Article XII of this Agreement, shall survive the termination of this Agreement if this Agreement is terminated prior to the Closing Date. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing Date, except for those covenants and agreements contained in Sections 7.11, 7.19, 7.22, 8.01, 8.03, 8.04 and Article XI, which by their terms apply or are to be performed in whole or in part after the Closing, and in this Article XII.

Section 12.16 Transfer Charges and Assessments. All transfer, assignment, sales, conveyancing and recording charges, assessments and taxes applicable to the sale and transfer of the Assets and the assumption of the Liabilities shall be paid and borne by Buyer.

Section 12.17 Time of the Essence. Whenever performance is required to be made by a party hereto under a specific provision of this Agreement, time shall be of the essence.

Section 12.18 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any covenants in this Agreement were not performed in accordance with their specific terms or otherwise were materially breached. It is accordingly agreed that, without the necessity of proving actual damages or posting bond or other security, the parties hereto shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of the terms and provisions in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

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The parties hereto have duly authorized and executed this Agreement as of the date first above written.

THREE RIVERS FEDERAL CREDIT UNION

By:	/s/ Don P. Cates
Name: Don P. Cates
Title: President and Chief Executive Officer

WEST END BANK, S.B.

By:	/s/ Timothy R. Frame
Name: Timothy R. Frame
Title: President and Chief Executive Officer

WEST END INDIANA BANCSHARES, INC.

By:	/s/ Timothy R. Frame
Name: Timothy R. Frame
Title: President and Chief Executive Officer

[Signature Page to Purchase & Assumption Agreement]